AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

by and among

ALPHA SECURITY GROUP CORPORATION,

SOYA CHINA PTE LTD.,

ALPHA ARIZONA CORP.,

AND

THE SELLING SHAREHOLDERS

Dated as of December 31, 2008

i

v

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

This AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (the “Agreement”) is made and entered into as of December 31, 2008, by and among Alpha Security Group Corporation, a Delaware corporation (including its successors and assigns, the “Parent” OR “Alpha”), Alpha Arizona Corp., an Arizona corporation, and a wholly owned subsidiary of the Parent (“Alpha Arizona”), Soya China Pte. Ltd., a company incorporated in Singapore (including its successors and assigns, the “Company” or “Target”), Splendid International Holdings Pte. Ltd., Bright Strong Investments Limited and Special Result Limited (BVI) (each a “Selling Shareholder,” and together with their successors and assigns from the date hereof until the Business Combination Effective Time (as defined in Section 6.1 below), collectively the “Selling Shareholders”).

BACKGROUND

Parent has formed a wholly owned subsidiary, Alpha Arizona, solely for the purposes of (1) the merger of Parent with and into Alpha Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), in which Alpha Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of Alpha Arizona into a Bermuda company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes (the “ARS”), (3) the registration and continuation of Alpha Arizona as a Bermuda company pursuant to Section 132C of the Bermuda Companies Act 1981 (the “Conversion”) and (4) the Share Exchange (as defined below).  The Bermuda company will be named such name as approved by the Target (“Alpha Bermuda,” and together with Alpha and Alpha Arizona, the “Alpha Parties”).

The boards of directors of each of Alpha and Alpha Arizona have declared this Agreement advisable and approved the Transactions (as defined in Section 6.1), and each of the boards of directors of Alpha and Alpha Arizona has adopted resolutions approving the Merger and providing that (i) each share of common stock of Alpha (“Common Stock”) outstanding immediately prior to the Merger Effective Time (as defined below) (“Alpha Shares”) will be automatically converted at the Merger Effective Time into one share of common stock, par value US$0.0001 per share, of Alpha Arizona (“Alpha Arizona Shares”); and (ii) all Warrants, Underwriter Option and other rights to purchase an Alpha Share (“Alpha Stock Rights,” and together with Alpha Shares, “Alpha Securities”) will be exchanged at the Merger Effective Time for substantially equivalent securities of Alpha Arizona (“Alpha Arizona Stock Rights,” and together with Alpha Arizona Shares, “Alpha Arizona Securities”).

The board of directors of Alpha Arizona has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time (as defined below), each outstanding Alpha Arizona Share will be automatically converted into one ordinary share, par value US$0.0001 per share, of Alpha Bermuda (“Alpha Bermuda Shares”) and each Alpha Arizona Stock Right will be automatically converted into equivalent securities of Alpha Bermuda (“Alpha Bermuda Stock Rights,” and together with Alpha Bermuda Shares, “Alpha Bermuda Securities”).

The Selling Shareholders are the direct owners of the number of ordinary shares of the Company appearing opposite their names on Schedule 8.3(b) hereto (all such shares of capital stock to be exchanged under this Agreement are referred to as the “Target Securities”).

The board of directors of Alpha Arizona has and Alpha Bermuda (after the Conversion) will have approved the acquisition of the Target Securities from the Selling Shareholders through a share exchange transaction (the “Share Exchange”), pursuant to which Alpha Bermuda will issue to each of the Selling Shareholders an agreed upon number of Alpha Bermuda Shares and cash in exchange for the Target Securities held by such Selling Shareholder.

The Merger and the Conversion require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock, and the Share Exchange requires the affirmative vote of the holders of a majority of the shares of Common Stock sold in the IPO voted at the meeting, provided, that the Share Exchange will only proceed if holders of less than 35% of the shares of the Common Stock sold in the IPO exercise their conversion rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding Alpha Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding Alpha Bermuda Shares that are entitled to vote immediately prior to the Share Exchange, since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable Laws).

The Merger, the Conversion and the Share Exchange are part of the same integrated transaction, such that none of the Merger, the Conversion or the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  At the Merger Effective Time (as defined in Section 1.2), Alpha will be merged with and into Alpha Arizona in accordance with Section 253 of the DGCL and this Agreement, and the separate corporate existence of Alpha will thereupon cease.  Alpha Arizona will be the surviving corporation in the Merger.  The Merger will have the effects specified in the DGCL and the ARS.

1.2           Filing of Certificate of Ownership and Merger; Merger Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Alpha and Alpha Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”).  Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the effective date and time of approval of the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II
CONVERSION

2.1           The Conversion.  The Conversion will take place immediately after the Merger Effective Time.  Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), Alpha Arizona shall convert to Alpha Bermuda in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Bermuda exempted company rather than an Arizona corporation.  Alpha Bermuda (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Conversion.  The Conversion shall have the effects specified in the relevant sections of the ARS and the Bermuda Companies Act 1981.  The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

2.2           Registration by Way of Continuation; Conversion Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Alpha Bermuda shall register by way of continuation as an exempted company under the Bermuda Companies Act 1981 and file the relevant documents with the Arizona Corporation Commission in accordance with the relevant sections of the ARS.  The Conversion shall become effective upon registration by the Registrar of Companies in Bermuda (the “Conversion Effective Time”).

ARTICLE III
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

3.1           Articles of Incorporation of Alpha Arizona.  The Articles of Incorporation of Alpha Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of Alpha Arizona, until duly amended in accordance with applicable Law.

3.2           Bylaws of Alpha Arizona.  The bylaws of Alpha in effect immediately prior to the Merger Effective Time shall be the bylaws of Alpha Arizona, until duly amended in accordance with applicable Law.

3.3           Directors of Alpha Arizona.  The directors of Alpha immediately prior to the Merger Effective Time shall be the directors of Alpha Arizona, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.4           Officers of Alpha Arizona.  The officers of Alpha immediately prior to the Merger Effective Time shall be the officers of Alpha Arizona, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.5           Memorandum of Continuance and Bye-laws of Alpha Bermuda.  The Memorandum of Continuance and Bye-laws of Alpha Bermuda shall be as set forth substantially in the form annexed hereto as Exhibit A.  The Memorandum of Continuance and Bye-laws shall, by resolution of Alpha Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

3.6           Directors of Alpha Bermuda.  The directors of Alpha Arizona immediately prior to the Conversion Effective Time shall continue as the directors of Alpha Bermuda, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Notwithstanding the foregoing, commencing on the Closing Date, the board of directors of the Surviving Corporation (the “Combined Board”) shall be established as provided for in Section 11.10 hereof.

3.7           Officers of Alpha Bermuda.  The officers of Alpha Arizona immediately prior to the Conversion Effective Time shall continue as the officers of Alpha Bermuda, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Notwithstanding the foregoing, commencing on the Closing Date, the officers of Alpha Bermuda shall be appointed by the Combined Board.

ARTICLE IV
CONVERSION AND EXCHANGE OF SECURITIES

4.1           Conversion of Stock in the Merger.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a)           Conversion of Alpha Shares.  Each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable Alpha Arizona Share to be delivered by Alpha Arizona in accordance with Section 4.3 below.

(b)           Cancellation of Alpha Arizona Shares Owned by Alpha.  Each issued and outstanding Alpha Arizona Share that is owned by Alpha immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)           Alpha Stock Rights Become Alpha Arizona Stock Rights.  All Alpha Stock Rights then outstanding shall remain outstanding and shall be assumed by Alpha Arizona and thereafter become Alpha Arizona Stock Rights.  Each Alpha Stock Right by virtue of becoming an Alpha Arizona Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such Alpha Arizona Stock Rights, Alpha Arizona Shares shall be issuable in lieu of Alpha Shares.  The number of Alpha Arizona Shares issuable upon the exercise of an Alpha Arizona Stock Right immediately after the Merger Effective Time and the exercise price of each such Alpha Arizona Stock Right shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time.  All Alpha Arizona Stock Rights shall entitle the holder thereof to purchase Alpha Arizona Shares in accordance with the terms of the documents governing the Alpha Arizona Stock Rights.

4.2           Conversion of Securities in the Conversion.  At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a)           Conversion of Alpha Arizona Shares.  Except as set forth in Section 4.1(b) above, each issued and outstanding Alpha Arizona Share shall be automatically converted into one validly issued, fully paid and non-assessable Alpha Bermuda Share in accordance with Section 4.3.

(b)           Conversion of Alpha Arizona Stock Rights.  All Alpha Arizona Stock Rights then outstanding shall remain outstanding and thereafter be Alpha Bermuda Stock Rights.  Each Alpha Arizona Stock Right by virtue of becoming an Alpha Bermuda Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such Alpha Bermuda Stock Rights, Alpha Bermuda Shares shall be issuable in lieu of Alpha Arizona Shares.  The number of Alpha Bermuda Shares issuable upon the exercise of an Alpha Bermuda Stock Right immediately after the Conversion Effective Time and the exercise price of each such Alpha Bermuda Stock Right shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time.  All Alpha Bermuda Stock Rights shall entitle the holder thereof to purchase Alpha Bermuda Shares in accordance with the terms of the documents governing the Alpha Bermuda Stock Rights.

4.3           Certificates Representing Alpha Securities.

(a)           From and after the Merger Effective Time, all of the certificates which immediately prior to that time represented outstanding Alpha Securities (the “Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the Alpha Arizona Securities into which the Alpha Securities represented by such Certificates have been converted as herein provided.  No certificates for Alpha Arizona Securities will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to Alpha Arizona or its transfer agent in exchange for a certificate representing that number of Alpha Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV.  The registered owner on the books and records of Alpha or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Alpha Arizona Securities evidenced by such Certificate as above provided.

(b)           From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the Alpha Bermuda Securities into which the Alpha Arizona Securities represented by such Certificates have been converted as herein provided.  The holders of those Certificates representing Alpha Bermuda Shares shall be entitled to be entered on the register of members of Alpha Bermuda as holders of that number of Alpha Bermuda Shares represented by the Certificates.  The registered owner from time to time entered in the register of members of Alpha Bermuda shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Alpha Bermuda Securities evidenced by such Certificate as above provided.

(c)           At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Alpha of the Alpha Securities which were outstanding immediately prior to the Merger Effective Time.  At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of Alpha Arizona of the Alpha Arizona Securities which were outstanding immediately prior to the Conversion Effective Time.  If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for Alpha Bermuda Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.  If, after the Conversion Effective Time, Certificates are presented to Alpha Bermuda or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for Alpha Bermuda Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

(d)           Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to Alpha Bermuda or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of Alpha Bermuda Securities which such holder will hold pursuant to the provisions of this Article IV and be entitled to be entered on the register of members of Alpha Bermuda as the holder of that number of Alpha Bermuda Shares represented by the Certificate and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Alpha Securities which is not registered in the transfer records of Alpha or a transfer of ownership of Alpha Arizona Securities which is not registered in the transfer records of Alpha Arizona, a certificate representing the proper number of Alpha Bermuda Securities may be issued to such a transferee if the Certificate representing such Alpha Securities or Alpha Arizona Securities is presented to Alpha Bermuda or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

4.4           Effect of the Conversion.  At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and the Companies Act 1981 of Bermuda.  Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha Bermuda, including any and all agreements, covenants, duties and obligations of Alpha Arizona set forth in this Agreement to be performed after the Closing, and all securities of Alpha Bermuda issued and outstanding as a result of the Conversion under Section 4.2 hereof shall be quoted on the NYSE Alternext US LLC (“Alternext”), or such other public trading market on which the Alpha Bermuda Shares may be trading at such time.

ARTICLE V
SHARE EXCHANGE

5.1           Share Exchange.

(a)           The Share Exchange will take place immediately after the Conversion Effective Time.  Upon the terms and subject to the conditions hereof, at the Closing, each Selling Shareholder shall sell, transfer, convey, assign and deliver to Alpha Bermuda free and clear of all Liens, all of the right, title and interest of such Selling Shareholder in and to the Target Securities appearing opposite the name of such Selling Shareholder set forth below.  In exchange for such Target Securities, Alpha Bermuda shall (A) subject to Section 5.2 sell, issue and deliver to each Selling Shareholder at the Closing the number of Alpha Bermuda Shares (the “Initial Equity Payment”) appearing opposite the name of such Selling Shareholder set forth below:

Shareholder	Company Shares before Business Combination	Alpha Bermuda Shares
Splendid International Holdings Pte. Ltd.	6,645	4,136,492
Bright Strong Investments Limited	535	453,804
Special Result Limited (BVI)	3,784	1,709,704
Total	10,964	6,300,000

plus (B) pay a cash amount at the Closing to each Selling Shareholder determined as follows:

Shareholder	Cash Amount
Splendid International Holdings Pte. Ltd.	$15,000,000
Bright Strong Investments Limited	-
Special Result Limited (BVI)	$15,000,000
Total	30,000,000

plus (C) deliver to each Selling Shareholder the additional consideration, as described in Section 5.3.

5.2           Escrow of Shares.  Concurrent with the Share Exchange, 3.15 million of the Initial Equity Payment (pro rata in proportion to each Selling Shareholder’s distribution of Initial Equity Payment set forth in Section 5.1(a) above) that were to be exchanged pursuant to Section 5.1(a) above (“Escrowed Shares”), accompanied by share transfers duly endorsed in blank, shall be delivered into an escrow account and subject to release pursuant to the terms of an escrow agreement (the “Escrow Agreement”) providing, among other things, as follows:  (i) 50% of the Escrowed Shares will be released to the holders in Section 5.1(a) above, if the Adjusted Net Income for fiscal year 2008 is at least $12.8 million; and (ii) the balance of the Escrowed Shares will be released if the Adjusted Net Income (as defined below) for fiscal year 2009 is at least $17.2 million (collectively, the “Thresholds”).  The Escrow Agreement shall further provide that during the escrow period, the Selling Shareholders shall have the right to vote such shares, but shall have no right to sell, or otherwise transfer them, except in accordance with the Laws of descent or distribution or by operation of law, in which case such transferees will agree to become a party to the Lock-Up Agreement, Escrow Agreement and Voting Agreement.  In the event that either or both of the Thresholds are not attained, the Escrowed Shares for the particular year at issue shall be released from escrow and be repurchased by Alpha Bermuda for an aggregate consideration of US $1.00  and then retired and cancelled.  For purposes of this Agreement, “Adjusted Net Income” means net income as calculated in the preparation of, and disclosed in, Alpha Bermuda’s consolidated audited financial statements (or the Company’s consolidated audited financial statement if the period in question ends prior to the Closing Date) for the period at issue, pursuant to the accounting standard then applicable to Alpha Bermuda, and excluding the following:  (i) any liabilities or deferred liabilities of or related to Parent prior to the Business Combination; (ii) any expenses relating to or resulting from being a company listed on a U.S. stock exchange and subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) any expenses relating to or resulting from any share issuance or cash payments contemplated in this Agreement or pursuant to the capital structure of Parent prior to the Closing Date (including the Deferred Stock Payments, the release of any Escrowed Shares, or the payment of warrant exercise proceeds pursuant to Section 11.5 hereof); (iv) any expenses due to actions required by or contemplated in this Agreement (including the D&O tail insurance that Alpha Bermuda will purchase pursuant to Section 14.1 hereof); provided, however, that the calculation should not exclude the costs of the Employment Agreements; (v) any expenses related to the structuring, negotiation or completion of the transactions contemplated by this Agreement; (vi) any liabilities related to or resulting from any action taken by Alpha to amend its Certificate of Incorporation, including but not limited to U.S. securities law liabilities; and (vii) any liabilities related to or resulting from Alpha’s actions in negotiating potential acquisitions of any company other than the Target. Furthermore, if the Surviving Corporation is materially adversely affected as a direct result of (a) fire or explosion to the Company’s premises (not covered by insurance), or (b) labor dispute with its employees, flood, earthquake, acts of war, terrorism, or civil disturbance within the PRC during fiscal year 2009, and such material adverse effect was the sole and direct cause for the Adjusted Net Income for fiscal year 2009 to not reach the Threshold, the Escrow Agreement shall provide that the remaining Escrowed Shares shall be held in escrow for one more year and if the Threshold for fiscal year 2009 was achieved in fiscal year 2010, the remaining Escrowed Shares shall be released to the Selling Shareholders upon such achievement.

5.3           Deferred Stock Payment. In accordance with this Section 5.3, each Selling Shareholder shall be entitled to receive deferred share payments contingent upon the achievement by Alpha Bermuda of the amounts of Adjusted Net Income set forth below (the “Deferred Stock Payments”):

(a)           an additional 1 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $19.5 million during the fiscal year ending December 31, 2009, to be allocated among the Selling Shareholders as follows: Splendid International Holdings Pte. Ltd. (63.23%); Bright Strong Investments Limited (6.08%); and Special Result Limited (BVI) (30.69%) (the “Percentage Allocations”).  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(a) shall be issued and delivered to the Selling Shareholders on or prior to the first anniversary of the Closing.

(b)           an additional 2 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $26 million during the fiscal year ending December 31, 2010, to be allocated among the Selling Shareholders in accordance with their respective Percentage Allocations.  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(b) shall be issued and delivered to the Selling Shareholders on or prior to the second anniversary of the Closing.

(c)           an additional 3 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $34 million during the fiscal year ending December 31, 2011, to be allocated among the Selling Shareholders in accordance with their respective Percentage Allocations.  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(c) shall be issued and delivered to the Selling Shareholders on or prior to the third anniversary of the Closing.

(d)           Notwithstanding the foregoing, the issuance by Alpha Bermuda of any Deferred Stock Payments shall be contingent upon there being no breach of the Employment Agreements (as defined in Section 11.6 below) that has had or would have a material adverse effect on Alpha Bermuda’s business, taken as a whole.

(e)           All Alpha Bermuda Shares issued pursuant to this Section 5.3 shall be duly authorized, fully paid and nonassessable and issued in compliance with all applicable foreign, federal and state securities laws.

(f)           All Alpha Bermuda Shares issued pursuant to this Section 5.3 shall be subject to any lock-up, voting or similar agreement, including the Lock-Up Agreement, including the restrictions on transfer therein set forth, that each Selling Shareholders may be a party to at the time of its receipt of any Alpha Bermuda Shares hereunder.

(g)           The number of Alpha Bermuda Shares to be issued in this Section 5.3 shall be adjusted for any share subdivision or consolidation, bonus issue, stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the Alpha Shares, Alpha Arizona Shares or Alpha Bermuda Shares.

(h)           Objections.

(i)           Deferred Stock Payment Statement.  Within 45 days after the end of each period set forth in Section 5.3(a), (b) and (c), Alpha Bermuda shall prepare and furnish to the Selling Shareholders a calculation of the Adjusted Net Income applicable to such period(each, a “Proposed Deferred Stock Payment Statement” and, in its final and binding form after resolution of any disputes pursuant to Section 5.3(h)(iii), an “Actual Deferred Stock Payment Statement”).

(ii)           The Selling Shareholders shall have a period of 30 days (the “Objection Period”) after delivery of each Proposed Deferred Stock Payment Statement in which to provide written notice to Alpha Bermuda of any objections thereto (the “Objection Notice”), setting forth in detail the basis for such objection.  Such Proposed Deferred Stock Payment Statement shall be deemed to be accepted by the Selling Shareholders, and shall become final and binding on the parties, on the later of the expiration of the Objection Period or the date on which all objections have been resolved by the parties.  If the Selling Shareholders and Alpha Bermuda do not resolve any dispute arising in connection with the calculation of the Proposed Deferred Stock Payment Statement, such dispute shall be resolved in accordance with the procedures set forth in Section 5.3(h)(iii).  Each portion of the Deferred Stock Payment to be issued by Alpha Bermuda shall be issued within five Business Days after the applicable Proposed Deferred Stock Payment Statement has been finalized.

(iii)           Resolution of Disputes.  If Alpha Bermuda and the Selling Shareholders have not been able to resolve a dispute within 30 days after the date of delivery of an Objection Notice (which 30-day period may be extended by written agreement of Alpha Bermuda and the Selling Shareholders), either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of, an independent accounting firm selected by the Combined Board (the “Auditor”).  If the Auditor is not willing to serve as an independent accounting firm for this purpose, then another independent international accounting firm (the “Alternate Accounting Firm”) shall be selected to serve as such by mutual agreement of Alpha Bermuda and the Selling Shareholders.  If Alpha Bermuda and the Selling Shareholders cannot mutually agree on the identity of the Alternate Accounting Firm within 15 days following expiration of the Objection Period, such dispute shall be resolved fully and finally in Singapore by an arbitrator with significant accounting experience selected pursuant to, and an arbitration governed by, the UNCITRAL Arbitration Rules of 1976.  The fees and expenses of the Auditor, the Alternate Accounting Firm or the arbitrator (the “Reviewing Party”) incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Alpha Bermuda and the Selling Shareholders from the resolution of the dispute.  Any arbitration proceeding shall be commenced within 60 days of the date of delivery of the Objection Notice or such other date as specified by Alpha Bermuda and the Selling Shareholders in writing.  The Reviewing Party shall determine (and written notice thereof shall be given to Alpha Bermuda and the Selling Shareholders) as promptly as practicable, based solely on written submissions detailing the disputed items and forwarded to it, (x) whether the Proposed Deferred Stock Payment Statement, and the resulting Deferred Stock Payment was prepared in accordance with the terms of this Agreement or, alternatively, (y) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Proposed Deferred Stock Payment Statement and/or the resulting Deferred Stock Payment require adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor.  All negotiations pursuant to this Section 5.3(h)(iii) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable foreign and state rules of evidence, and all negotiations, submissions to the Reviewing Party, and arbitration proceedings under this Section 5.3(h)(iii) shall be treated as confidential information.  The Reviewing Party shall be bound by a mutually agreeable confidentiality agreement.  The procedures of this Section 5.3(h)(iii) are exclusive and, except as set forth below, the determination of the Reviewing Party shall be final and binding on the parties.  The decision rendered pursuant to this Section 5.3(h)(iii) may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 5.3(h)(iii).  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Reviewing Party.  Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(i)           Sale of Alpha Bermuda.  Alpha Bermuda shall cause any subsequent purchaser in a Sale of the Business (as defined below) to execute a written assumption of the obligations of Alpha Bermuda, under the terms and conditions, set forth in this Section 5.3.  For purposes of this Agreement, “Sale of the Business” means any transaction or series of related transactions (whether structured as a stock sale, amalgamation, merger, consolidation, reorganization, asset sale, joint venture or otherwise) which results in the sale or transfer to an unaffiliated third party or group of third parties acting together of (A) all or substantially all of the assets of Alpha Bermuda or (B) beneficial ownership of a majority of the issued and outstanding share capital of Alpha Bermuda.  Alpha Bermuda shall provide prompt written notice to the Selling Shareholders upon the consummation of a Sale of the Business.

ARTICLE VI
THE CLOSING

6.1           Closing.  The Closing (the “Closing” or the “Business Combination Effective Time”) of the Merger, Conversion, Share Exchange (together, the “Business Combination”) and the other transactions contemplated hereby (the “Transactions”) shall take place at the offices of Loeb & Loeb LLP in New York, New York commencing at 9:00 a.m. local time no later than the third Business Day following the satisfaction or waiver of all conditions and obligations of the parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

6.2           Deliveries of the Parties.  At the Closing, (i) the Selling Shareholders shall deliver to the Alpha Parties certificates representing in the aggregate the right, title and interest in and to all the outstanding Target Securities free and clear of all Liens, (ii) the Selling Shareholders shall deliver to the Alpha Parties a copy of resolutions of the board of directors of each such respective entity authorizing the transfer of such Target Securities owned by it, (iii) the Target shall deliver to the Alpha Parties a duly certified copy of the updated register of members of the Target reflecting the acquisition by Alpha Bermuda of the Target Securities, and (iv) Alpha Bermuda shall deliver to the Selling Shareholders duly certified copies of (a) the register of members of Alpha Bermuda reflecting the issuance of the Initial Equity Payment to the Selling Shareholders; (b) the constitutional documents of Alpha Bermuda including its Certificate of Continuance, Memorandum of Continuance and Bye-laws; (c) the Certificate of Deposit of Memorandum of Increase of Share Capital showing sufficient authorized share capital for the Conversion, Share Exchange and Deferred Stock Payments; (d) the Register of Directors and Officers, and shall also deliver to the Selling Shareholders the cash consideration specified in Section 5.1 above.

6.3           Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally but not jointly, represents and warrants to the Alpha Parties as of the date hereof and as of the Closing as follows:

7.1           Good Title.  Such Selling Shareholder is the registered and beneficial owner of the Target Securities appearing opposite its name on Schedule 8.3(b) and has good and marketable title to the Target Securities, with the right and authority to sell and deliver such Target Securities.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Alpha Bermuda as the new owner of such Target Securities in the share register of the Target, Alpha Bermuda will receive good title to such Target Securities, free and clear of all Liens.

7.2           Organization and Standing.  Such Selling Shareholder is duly organized, validly existing and in good standing (or such analogous concept as shall be applicable in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation or establishment.

7.3           Authority; Execution and Delivery; Enforceability.  Such Selling Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by such Selling Shareholder of this Agreement and the consummation by them of the Transactions have been duly authorized and no other corporate proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.  All action, corporate and otherwise, necessary to be taken by each such Selling Shareholder to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other agreements and instruments delivered by such Selling Shareholder in connection with the Transactions has been duly and validly taken. This Agreement and the Ancillary Agreements to which any such Selling Shareholder is a party have been duly executed and delivered by such party and constitute the valid, binding, and enforceable obligation of each of them, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.4           No Conflicts.  The execution and delivery of this Agreement or any of the Ancillary Agreements contemplated hereby by such Selling Shareholder and the consummation of the Transactions and compliance with the terms hereof and thereof will not conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the assets and properties of the Target or any of its subsidiaries under any provision of the articles of incorporation or bylaws or corresponding governing documents of the Target or any of its subsidiaries.

7.5         Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with (“Selling Shareholders’ Required Approvals”) any third party or any Governmental Authority is required to be obtained or made by or with respect to such Selling Shareholder, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than those that are made or obtained by the Closing.

7.6          Access to Information.  Such Selling Shareholder has been supplied with or has had sufficient access to all information, including financial statements and other financial information of Alpha Bermuda.

7.7          Intent; Accredited Investor; Non-U.S. Person.  Such Selling Shareholder has been advised that the offer and sale of Alpha Bermuda Shares has not been registered under the under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities laws and, therefore, may not be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available.  Such Selling Shareholder has not been formed solely for the purpose of making this investment and is purchasing the Alpha Bermuda Shares to be acquired by it hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.  Such Selling Shareholder represents that it is either (a) an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, or (b) not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act.

7.8          Accuracy of Representations.  Such Selling Shareholder understands that the Alpha Bermuda Shares are being and will be sold in reliance on an exemption from the registration requirements of federal and state securities laws, and that Alpha Bermuda is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Selling Shareholder set forth in this Article VII in order to determine the applicability of such exemptions and the suitability of such Selling Shareholder to purchase the Alpha Bermuda Shares.  The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by Alpha Bermuda, and such Selling Shareholder will notify Alpha Bermuda immediately of any material adverse change in any such representations and warranties which may occur prior to the Closing.

7.9          Transfer Restrictions.  All offers and sales of the Alpha Bermuda Shares issued pursuant to Article V above prior to the registration of the Alpha Bermuda Shares under the Securities Act or pursuant to an exemption from registration under the Securities Act shall be made only pursuant to such a registration or such exemption from registration.

7.10         Legends.  Such Selling Shareholder agrees that the certificates representing the Alpha Bermuda Shares issued pursuant to Article V above shall contain a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

7.11        Opinion.  Such Selling Shareholder will not transfer any or all of the Alpha Bermuda Shares issued to such Selling Shareholder pursuant to Article V above absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Selling Shareholder’s Alpha Bermuda Shares, without first providing Alpha Bermuda with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Alpha Bermuda) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

7.12        Restriction on Disposal of Shares.  As a condition to the closing of the transactions contemplated by this Agreement, each Selling Shareholder shall execute a lock-up agreement (the “Lock-Up Agreement”) reasonably agreed to by the Parent and the Selling Shareholders, whereby each shall agree that until the one-year anniversary of the Closing, each Selling Shareholder shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of any Alpha Bermuda Shares received by such Selling Shareholder in connection with this Agreement on the Closing Date, including any Escrowed Shares, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Selling Shareholders or any affiliate of the Selling Shareholders, or any person in privity with Selling Shareholders or any affiliate of the Selling Shareholders, directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (each of the foregoing referred to as a “Disposition”).  Additional terms and conditions relating to the Disposition of the Alpha Bermuda Shares received by the Selling Shareholders pursuant to this Agreement are set forth in the Lock-Up Agreement.  The foregoing restriction is intended to preclude the Selling Shareholders from engaging in any hedging transaction, which is designed to or is reasonably expected to lead to or result in such a Disposition during such periods even if the relevant Alpha Bermuda Shares would be disposed of by someone other than the Selling Shareholders.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to a “Material Adverse Effect” (a) with respect to the Company means any event, change or effect that has had a materially adverse effect to (A) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole; except for, any event, change or effect resulting from or arising out of or in connection with (i) changes in general economic, industry or market conditions, in each case that do not have a disproportionate effect on the Company relative to other Persons in the industry, (ii) changes in applicable Laws that do not have a disproportionate effect on the Company relative to other Persons in the industry, or (iii) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (B) the ability of Company to perform its obligations under, or to consummate the transactions contemplated by this Agreement; and (b) with respect to Parent means any event, change or effect that has had a materially adverse effect to (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole; or (ii) the ability of Parent to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

In this Agreement, any reference to the Company’s “knowledge” means the actual knowledge after reasonable inquiry of Zhao Guangchun and Zhang Jinguo, the Company’s executive directors (the “Knowledge Persons”).

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent, as of the date of this Agreement, as follows:

8.1          Organization, Standing and Power; Key Operating Agreements.

(a)          The Company and each of the entities listed on Schedule 8.1(a)  of the Company Disclosure Schedule (the “Subsidiaries”), is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the Laws of their respective jurisdictions of organization.  Each of the Company and its Subsidiaries has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.  The Company has delivered or made available to Parent a true and correct copy of the Memorandum and Articles of Association of the Company and the organizational documents of each of the Subsidiaries, each as amended to date.  Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its respective MOA, bylaws or equivalent organizational documents.

(b)          Attached hereto on Schedule 8.1(b)  of the Company Disclosure Schedule are true and correct copies of each of the Company’s key material agreements, vital to its operations and the lack of which will have a Material Adverse Effect on the Company (each a “Key Operating Agreement”).  Each Key Operating Agreement is a legal, valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect.  To the Company’s knowledge, none of the parties to any Key Operating Agreement is in breach or default thereunder.  To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Key Operating Agreement or (ii) permit the Company or any other party to any Key Operating Agreement the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Key Operating Agreement.  The Company has not received written notice of the pending or threatened cancellation, revocation or termination of any Key Operating Agreement and there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Key Operating Agreement.

8.2          Subsidiaries.  Except for the Subsidiaries, and those entities set forth on Schedule 8.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  The Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all Liens, charges, claims or encumbrances or rights of others.  Except as set forth in Schedule 8.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

8.3          Capital Structure.

(a)           The issued and fully paid share capital of the Company consists of Singapore Dollars $10,384,870, of which there are issued and outstanding 10,964 ordinary shares. All outstanding Target Securities are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Memorandum and Articles of Association of the Company or any agreement to which the Company is a party or by which it is bound.  There are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s shares (x) between or among the Company and any of its shareholders, and (y) to the best of the Company’s knowledge, between or among any of the Company’s shareholders.

(b)          Set forth on Schedule 8.3(b) is the following:  (i) the name and address of each person owning any capital stock or other equity interest in the Company; (ii) the certificate number of each certificate evidencing shares of capital stock or any other equity interest issued by the Company, (iii) the number of shares of capital stock or any other equity interest evidenced by each such certificate, (iv) the date of issuance thereof and, in the case of cancellation, the date of cancellation.  Each Selling Shareholder represents and warrants that such person has good, valid and marketable title to, all the equity interests of the Company designated on Schedule 8.3(b) as owned by such Selling Shareholder.

8.4          Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

8.5          No Conflict.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby do not and will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Memorandum and Articles of Association or bylaws of the Company or any of the organizational documents of its Subsidiaries, as amended, (b) any Law or Governmental Order applicable to the Company, its Subsidiaries or any Selling Shareholder or (c) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any Selling Shareholder or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (b) and (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on the Company.

8.6          Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Authority”) is required by or with respect to any Selling Shareholder, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

8.7           Financial Statements.

(a)          The Target has delivered to Alpha its audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2007 and unaudited consolidated financial statements for the nine month period ended September 30, 2008 (collectively, the “Target Financial Statements”) prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated.  The Target Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Target, as of the dates, and for the periods, indicated therein, and are accompanied by an unqualified opinion of a U.S. registered accounting firm qualified to practice before the Public Company Accounting Oversight Board.

(b)          The Target does not have any off-balance sheet arrangements except arrangements that do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect to the Target.

(c)           To the extent that the Balance Sheet included in the Target Financial Statements (the “Target Balance Sheet”) reflects any outstanding loans to or from any stockholders of the Target, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof, except as set forth in Schedule 8.7(c) of the Company Disclosure Schedule.

8.8           Internal Accounting Controls.  The Target has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Officers of the Target have established disclosure controls and procedures for the Target and designed such disclosure controls and procedures to ensure that material information relating to the Target is made known to the officers by others within those entities.  Officers of the Target have evaluated the effectiveness of the controls and procedures of the Target.  Since September 30, 2008, there have been no significant changes in the internal controls of the Target or in other factors that could significantly affect the internal controls of the Target.

8.9          Absence of Certain Changes.  Except as set forth on Schedule 8.9 of the Company Disclosure Schedule, since September 30, 2008 (the “Company Balance Sheet Date”), the Company and each of its Subsidiaries, has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, a Material Adverse Effect to the Company; (ii) any damage, destruction or loss, or any material interruption in the use of any of the assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries, which had or would reasonably likely have a Material Adverse Effect on the Company; (iv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (vi) any material contract entered into by the Company or any of its Subsidiaries, or any amendment or termination of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound, which had or would reasonably likely have a Material Adverse Effect on the Company; (vii) any amendment or change to the Memorandum and Articles of Association or bylaws of the Company or any Subsidiary; or (viii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company or its Subsidiaries to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s and its Subsidiaries past practices.  Neither the Company nor its Subsidiaries has agreed since the Company Balance Sheet Date to take any of the actions described in the preceding clauses (i) through (viii) and are not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (viii).

8.10        Absence of Undisclosed Liabilities.  Except as set forth on Schedule 8.10 of the Company Disclosure Schedule, the Company and the Subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) in excess of $100,000 other than (i) those set forth on the Company’s balance sheet as of and for the interim period ended September 30, 2008; (ii) those incurred since the Company Balance Sheet Date and not reasonably likely to result in a Material Adverse Effect to the Company; (iii) those incurred pursuant to the terms of this Agreement; and (iv) those incurred pursuant to the terms of the Material Company Contracts (as defined in Section 8.21).

8.11        Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration, audit or, to the Company’s knowledge, investigation (“Proceeding”) pending before any agency, court, arbitrator or tribunal, foreign or domestic by or against the Company or any of its Subsidiaries, or any of their respective properties or any of their respective shareholders, officers or directors (in their capacities as such) nor, to the knowledge of the Company, is any such Proceeding threatened against any Selling Shareholder, the Company or its Subsidiaries.

8.12        Restrictions on Business Activities.  Except as set forth on Schedule 8.12 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing the business or any business practices of the Company or any of its Subsidiaries or any acquisition of property by the Company or any of its Subsidiaries.

8.13        Governmental Authorization.  Except as set forth on Schedule 8.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Authority (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its Subsidiaries’ business or the holding of any such interest, ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

8.14        Title to Property.  Except as set forth on Schedule 8.14 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Liens securing debt which is reflected on the Company Balance Sheet, and (iv) Liens that in the aggregate would not have a Material Adverse Effect on the Company.  The property and equipment of Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect.  All properties used in the operations of the Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.  Schedule 8.14 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company or any of its Subsidiaries.

8.15        Intellectual Property.  Except as set forth on Schedule 8.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or have a license to use or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information that is material to the business of the Company and its Subsidiaries (“Company Intellectual Property”), except for such failures to have a license to use or possess legally enforceable rights as would not reasonably be expected to have a Material Adverse Effect on the Company.

8.16        Taxes.

(a)          For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any levy, impost, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, by contract or otherwise.  “Tax Return” means any return, declaration, election, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with a Tax Authority with respect to Taxes.

(b)          The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written notice of unpaid Taxes claimed to be due by a Tax Authority in any jurisdiction or any written claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)          The Company is not aware of any unresolved controversies relating to the Taxes or Tax Returns of the Company for which it has received a written notice from any Governmental Authority seeking to conduct an audit or examination of the Tax Returns of the Company or any of its Subsidiaries (except for any general audits or examinations routinely performed by such Governmental Authority) or making material claims or assessments with respect to any Taxes for any period.  The Company has delivered and made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company or any of its Subsidiaries for the last five years.

(d)          The Company’s consolidated financial statements reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  Neither the Company nor any of its Subsidiaries is a party to nor is it bound by any Tax indemnity, Tax sharing or similar agreement pursuant to which the Company or any of its Subsidiaries has or will have material liabilities for any Taxes of any other Person.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(e)          Neither the Company nor any of its Subsidiaries (i) is currently engaged in a trade or business within the United States sufficient to subject it to taxation on its U.S. source income under Section 881 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) is created or organized under the laws of the United States or any state thereof, or (iii) owns or has ever owned any “United States real property interests” as that term is defined in Section 897 of the Code.

8.17         Employee Benefit Plans.  Except as set forth on Schedule 8.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or has maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) providing material benefits to any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company or any of its Subsidiaries.

8.18         Labor Matters.  Except as set forth in Schedule 8.18 of the Company Disclosure Schedule, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (b) the Company and each Subsidiary are currently in compliance in all material respects will all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority; (c) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s knowledge, threatened before any Governmental Authority with respect to any Person currently or formerly employed by the Company or any Subsidiary; and (d) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, and Governmental Authority relating to employees or employment practices.

8.19         Interested Party Transactions.  Except as disclosed in Schedule 8.19 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is indebted to any director, officer or Selling Shareholder of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

8.20         Insurance.  Set forth on Schedule 8.20 of the Company Disclosure Schedule is a complete list of all insurance policies which the Company or any of its Subsidiaries maintains with respect to its business or the operations, properties or employees.  The Company and each of its Subsidiaries has paid all premiums due under said policies and such policies are in full force and effect. Such policies are written by reputable insurers, provide adequate coverage for all normal risks incident to the assets, properties and business operations of the Company and each of its Subsidiaries and of a character and amount at least equivalent to coverage carried or maintained by persons or entities engaged in the same business as the Company and each of its Subsidiaries or in businesses subject to the same or similar perils, hazards or risks, except as would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written notice of, and the Company is otherwise aware of, any facts indicating a likelihood of the cancellation of any such insurance policies prior to its scheduled termination date.

8.21         Material Company Contracts.

(a)           The Company has made available to the Parent, prior to the date of this Agreement, true, correct and complete copies of each agreement, contract, arrangement, lease, commitment or otherwise of the type set forth below (each, a “Material Company Contract”), including each amendment, supplement and modification relating thereto to which the Company or any Subsidiary is a party.

(i)           each contract, agreement, invoice, and other arrangement, for the furnishing of services to, or the sale of property to, the Company or any Subsidiary under the terms of which the Company or any Subsidiary:  (A) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days’ notice;

(ii)           each contract, agreement, invoice, and other arrangement for the furnishing of services by the Company or any Subsidiary that:  (A) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ending December 31, 2008 or (B) is likely to involve consideration of more than $500,000 in the aggregate over the remaining term of the contract;

(iii)          all agreements or letters of intent relating to the acquisition of any business enterprise whether by acquisition of stock, acquisition of assets, joint venture or merger or other form of business combination;

(iv)          any broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing, consulting and advertising contract and agreement to which the Company or any Subsidiary is a party and which involves consideration of more than $250,000 in the aggregate over the remaining term of the contract;

(v)           all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $500,000 over the remaining term of the contract in the aggregate;

(vi)          all contracts and agreements relating to indebtedness of the Company or any Subsidiary in an amount in excess of $100,000 individually;

(vii)         all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(viii)        all contracts and agreements that limit or purport to limit the ability of any Selling Shareholder, the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)           all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Selling Shareholders or any affiliate thereof, on the other hand;

(x)            any lease pursuant to which the Company or any Subsidiary leases any material real property and which requires annual payments in excess of $500,000;

(xi)           any shareholder agreement, registration rights agreement, voting agreement or other agreement governing the rights of the holders of any equity security issued by the Company or any Subsidiary; and

(xii)           all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect.

(b)           Each Material Company Contract is a legal, valid and binding agreement, and is in full force and effect, and (a) none of the Company nor its Subsidiaries is in breach or default of any Material Company Contract to which it is a party in any material respect; (b) no event has occurred or circumstance has existed that (with or without notice or lapse of time), would reasonably be expected to (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (ii) permit the Company, any Subsidiary or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract; (c) neither the Company nor its Subsidiaries have received written notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party; and (d) there are no renegotiations of, or attempts to renegotiate by the Company or any of its Subsidiaries, or outstanding rights to renegotiate any material terms of any Material Company Contract.

8.22        Compliance With Laws.  Each of the Company and each of its Subsidiaries has, since January 1, 2006, complied with, is not presently in violation of, and has not received any written notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Company.

8.23        Foreign Corrupt Practices Act.  Neither the Company, nor any of its Subsidiaries is subject to the Foreign Corrupt Practices Act.  To the Company’s knowledge, neither the Company nor its Subsidiaries, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company or its Subsidiaries has committed any acts or omissions which would constitute a material breach of criminal Laws relevant to the Company or its Subsidiaries, including but not limited to corruption Laws.

8.24        Money Laundering Laws.  To the Company’s Knowledge, the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

8.25        Governmental Inquiry.  Since January 1, 2006, neither the Company nor its Subsidiaries has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Authority in connection with a suspected violation of applicable Law.

8.26        Minute Books.  The minute books of the Company and its Subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of Company and its Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

8.27        Real Property.  Except as set forth on Schedule 8.27 of the Company Disclosure Schedule, none of the Company nor any Subsidiary owns any real property.

8.28        Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement.

8.29        Consent Required.  The consent of the Company’s shareholders holding a majority of the outstanding shares of Target Securities are the only consents of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.  Such consents have been obtained.

8.30        Board Approval.  The Board of Directors of the Company has (a) approved this Agreement and the Business Combination, (b) determined that this Agreement and the Business Combination are advisable and in the best interests of the stockholders of Company and are on terms that are fair to the shareholders and (c) recommends that the shareholders of Company approve this Agreement and consummation of the Business Combination.

8.31        Additional PRC Representations and Warranties.

(a)           All material consents, approvals, authorizations or licenses requisite under PRC Law for the due and proper establishment and operation of the Target and its Subsidiaries have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect, except for those consents, approvals, authorizations or licenses, the lack of which would not cause a Material Adverse Effect on the Company.

(b)           All filings and registrations with the PRC Governmental Authorities required in respect of the Target and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          The Target and its Subsidiaries have complied with all relevant PRC Laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Authority.

(d)          Neither the Target nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC Laws, or the need for compliance or remedial actions in respect of the activities carried out by the Target or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(e)          The Target and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material Adverse Effect on the Target.  As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Target’s business which is subject to periodic renewal, the Target has no Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities, except where such grounds does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.

(f)           With regard to employment and staff or labor, the Target and its Subsidiaries have complied, in all material respects, with all applicable PRC Laws and regulations, including without limitation, Laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

8.32         Stamp Duty; Transfer Taxes.  Except as set forth in Schedule 8.32 of the Company Disclosure Schedule, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Alpha Parties to any Governmental Authority in Bermuda, Singapore, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of the Alpha Parties where the net income of the Alpha Parties is otherwise subject to taxation by the applicable jurisdiction) in connection with the Share Exchange.

8.33         Environmental Matters.  Except as would not be reasonably expected to have a Material Adverse Effect:

(a)          each of the Target and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law;

(b)          the Target does not have any basis to expect, nor has the Target and its Subsidiaries received any written order or notice from (a) any Governmental Authority or private citizen acting in the public interest, or (b) the current or prior owner or operator of any facilities that the Target had operated in the previous 5 years (the “Facilities”), of any actual or potential material violation by the Target or any of its Subsidiaries, or failure by the Target or any of its Subsidiaries to comply with, any Environmental Laws, or of any actual or threatened material obligation by the Target or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Target or any of its Subsidiaries has or has had an interest.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF THE ALPHA PARTIES

In this Agreement, any reference to Parent’s “knowledge” means the actual knowledge, after reasonable inquiry, of Steven Wasserman, the Chief Executive Officer and Chief Financial Officer of Parent.  The defined term “Material Adverse Effect” shall have the same meaning as in Article VIII.

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent  hereby represents and warrants to the Company, on behalf of itself, and on behalf of Alpha Arizona, and after the Conversion, Alpha Bermuda, as of the date of this Agreement, as follows:

9.1          Organization, Standing and Power.

(a)           Each of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) is, a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the Laws of its jurisdiction of organization.  Each of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on any such entity.  Parent, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.  Alpha Arizona was formed for the sole purpose of effecting the Merger.  Accordingly prior to the Merger Effective Time, Alpha Arizona had no material business, operations, property or assets.  Each of Parent and Alpha Arizona has made available to the Company a true and correct copy of its Certificate of Incorporation and Articles of Incorporation, respectively, and the bylaws, or other organizational documents thereof, as applicable, each as amended to date.  As of the date hereof and as of the Merger Effective Time and the Conversion Effective Time, none of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) is in violation of any of the provisions of its Certificate of Incorporation or bylaws, or organizational documents, as applicable.  Except for Alpha Arizona, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)           Parent is the owner of all outstanding shares of capital stock of Alpha Arizona and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of Alpha Arizona are owned by Parent free and clear of all Liens, charges, claims or encumbrances or rights of others.  At the Business Combination Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Alpha Arizona, or otherwise obligating Parent or Alpha Arizona to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities except as disclosed in Section 9.2 below.

9.2           Capital Structure.

(a)           The authorized capital stock of Parent consists of 30,000,000 shares of common stock, $.0001, par value, and 1,000,000 shares of preferred stock, $.0001 par value, of which, as of the date hereof, there were issued and outstanding, 7,580,000 shares of common stock and no shares of preferred stock.  There are no other outstanding shares or voting securities of the Parent and no outstanding commitments to issue any shares of capital stock or voting securities of the Parent after the date hereof, other than (i) pursuant to this Agreement, (ii) 6,000,000 shares of Parent Common Stock issuable upon the exercise of the Parent’s Redeemable Common Stock Purchase Warrants (“Parent Warrants”) issued in Parent’s initial public offering (“IPO”), (iii) 3,200,000 shares of Parent Common Stock issuable upon the exercise of warrants issued to initial stockholders of Parent (the “Insider Warrants” and together with the Parent Warrants, the “Warrants”) and (iv) 210,000 shares of Parent Common Stock issuable upon the exercise of the unit purchase option granted by Parent to certain underwriters of its initial public offering and the Parent Warrants issuable thereunder (the “Underwriter Option”).  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound.  Parent has reserved 9,200,000 shares of common stock for issuance upon exercise of Parent Warrants and the Insider Warrants.  Except for (i) the rights created pursuant to this Agreement, (ii) the Parent Warrants, (iii) the Insider Warrants, and (iv) the Underwriter Option, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except for the obligation of Parent’s initial stockholders to vote in accordance with the majority of the Parent’s stockholders with respect to the Business Combination, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

(b)           The authorized shares of Alpha Arizona consist of  31 million shares, U.S. $0.0001 par value, of which there are issued and outstanding 100 shares, owned by Parent.  There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Alpha Arizona, other than pursuant to or as disclosed by this Agreement.

(c)           Immediately after the Conversion, the authorized shares of Alpha Bermuda consist of such number of shares as agreed to by the Company and Parent, of which there will be issued and outstanding 7,580,000 shares, owned by the shareholders of Parent immediately prior to the Merger.  There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Alpha Bermuda, other than pursuant to this Agreement.

9.3           Authority.

(a)           Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b), enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)           Alpha Arizona has the requisite corporate power and authority to enter into this Agreement and the other agreements necessary and required to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Alpha Arizona, subject only to the adoption of this Agreement and approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  This Agreement has been duly executed and delivered by Alpha Arizona and constitutes the legal, valid and binding obligation of Alpha Arizona and is enforceable against Alpha Arizona in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

(c)           Immediately after the Conversion, Alpha Bermuda shall have the requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by Alpha Arizona will bind Alpha Bermuda as if it had executed the same with proper power and authority and this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Alpha Bermuda and is enforceable against Alpha Bermuda in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

9.4           No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements by Parent does not, and the consummation of the transactions contemplated hereby, including any amendments to Parent’s Amended and Restated Certificate of Incorporation to facilitate the consummation of the Business Combination, will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or bylaws of Parent, or any of its subsidiaries, as amended, or the organizational documents of Alpha Arizona (b) any Law or Governmental Order, (c) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Alpha Arizona, Alpha Bermuda after the Conversion, or any of their subsidiaries or their properties or assets, or (d) any underwriting agreements or letter of intent applicable to Parent, Alpha Arizona, Alpha Bermuda after the Conversion, or any of their subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (b) and (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent, Alpha Arizona or after the Conversion, Alpha Bermuda.

9.5           Consents and Approval.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent, Alpha Arizona, or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent and Alpha Arizona of the Merger and Conversion, contemplated hereby, except for (i) the filing of the Certificate of Merger and the Articles of Merger as provided in Section 1.2 and the transfer of domicile filings as provided in Section 2.2; (ii) the registration of the Conversion by the Bermuda Registrar of Companies; (iii) the consent of the Bermuda Monetary Authority with respect to the Conversion; (iv) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a Merger and Conversion proxy/prospectus (the “Proxy/Prospectus”) pursuant to which Parent’s stockholders must vote at a special meeting of stockholders to approve, among other things this Agreement, the Merger and the Business Combination; (v) the filing of a Form 8-K with the SEC within four (4) Business Days after each of (A) the execution of this Agreement and (B) the Closing Date; (vi) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vii) any filings required with the Alternext; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or Alpha Bermuda and would not prevent or reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

9.6           SEC Documents; Financial Statements.  A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings of Parent filed with the SEC by Parent since its inception have been, and, prior to the Business Combination Effective Time will be available to the Company via EDGAR on the SEC’s website at www.sec.gov, and at the Parent’s executive offices, further, complete copies of any additional documents filed with the SEC by Parent prior to the Business Combination Effective Time will be available via EDGAR at www.sec.gov and at Parent’s executive offices (collectively, the “Parent SEC Documents”).  Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since its inception.  In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Business Combination Effective Time.  To the Parent’s knowledge, all documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC for a smaller reporting company).  The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

9.7           Sarbanes-Oxley Act of 2002.  To the Parent’s knowledge, Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and the Business Combination Effective Time.  There has been no change in Parent’s accounting policies since its inception except as described in the notes to the Parent Financial Statements.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Neither Parent, nor to the knowledge of Parent, any representative of Parent, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements.

9.8           Absence of Certain Changes.  Since September 30, 2008 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent; (iii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (vi) other than this Agreement, any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vii) any amendment or change to Parent’s Certificate of Incorporation or bylaws; or (viii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices.  Parent has not agreed since September 30, 2008 to do any of the things described in the preceding clauses (i) through (viii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (viii) (other than negotiations with the Company and its authorized representatives regarding the transactions contemplated by this Agreement).

9.9           Absence of Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) in excess of $500,000 other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent and (iv) those incurred in connection with this Agreement.

9.10           Litigation.  There is no private or governmental action, suit, Proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such).  There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such).

9.11           Restrictions on Business Activities.  Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent, or its subsidiaries, any acquisition of property by Parent, or its subsidiaries, or the conduct of business by Parent, its subsidiaries.

9.12           No Interest in Property.  Neither Parent nor Alpha Arizona has any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable).

9.13           Employees; Employee Benefit Plans.  Parent has no employees.  Parent does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has or would reasonably be expected to have liability.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent.

9.14           Labor Matters.  Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

9.15           Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

9.16           Insurance.  Parent maintains no insurance of any kind, other than directors and officers liability coverage.

9.17           Compliance With Laws.  Parent and Alpha Arizona have complied with, are not in violation of, and have not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Parent.

9.18           Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than fees payable to James Walsh, Sinova and EarlyBird Capital.

9.19           Minute Books.  The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

9.20           Vote Required.  The approval of Parent’s, Alpha Bermuda’s and Alpha Arizona’s Board of Directors, and the approval of Parent’s stockholders in accordance with Section 13.1(b) hereof, are the only approvals or votes necessary by the Alpha Parties to approve this Agreement and the transactions contemplated hereby.

9.21           Board Approval.  The Parent Board has approved this Agreement, the Merger, Conversion and Share Exchange and determined that this Agreement, the Merger, Conversion and Share Exchange are in the best interests of the Parent.  The Parent Board has determined that the fair market value of the Company is equal to at least 80% of the Parent’s net assets.  The Board of Directors of Alpha Arizona has approved this Agreement, the Merger, Conversion and Share Exchange, and shall have recommended to the sole stockholder of Alpha Arizona to approve this Agreement, the Merger, the Conversion and Share Exchange.

9.22           Alternext Listing.  Parent Common Stock is listed on the Alternext.  There is no action or Proceeding pending or, to Parent’s knowledge, threatened against Parent by Alternext to prohibit or terminate the listing of Parent Common Stock on the Alternext.  The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.  To the Parent’s knowledge, no reason exists as to why listing status shall not continue immediately following the Closing.

9.23           Trust Account Funds.  As of December 31, 2007, there was $60,578,650, including interest thereon, held in the trust account established in connection with Parent’s IPO (the ”Trust Account”) for use by the Parent in connection with a business combination as set forth in Parent’s Certificate of Incorporation.  Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

9.24           Qualification as “Business Combination” under Certificate of Incorporation.  The Business Combination, when consummated, shall qualify as a “Business Combination” as defined in the Amended and Restated Certificate of Incorporation of Parent.

9.25           Internal Accounting Controls; Disclosure Controls.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Parent’s officers have established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the officers by others within those entities. Parent’s officers have evaluated the effectiveness of Parent’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2.  Since its inception, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.

9.26           Certain Registration Matters.  Except as specified in Schedule 4.27 of the Parent Disclosure Schedule, and except for registration rights granted in connection with the IPO, Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other Governmental Authority that have not been satisfied.

9.27           Material Contracts.

   (a)           Parent has made available to the Company, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Parent receives or pays amounts in excess of $500,000 (each a “Parent Material Contract”). A list of each such Parent Material Contract (other than those previously filed with the SEC) is set forth on Schedule 4.29 of the Parent Disclosure Schedule. As of the date of this Agreement, Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent; and, to the knowledge of Parent, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Parent Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

   (b)           Each Parent Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Parent is not in breach or default of any Parent Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Parent Material Contract; (B) permit Parent or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Parent Material Contract; or (iii) Parent has not received written notice of the pending or threatened cancellation, revocation or termination of any Parent Material Contract to which it is a party.  Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.28           Taxes.

   (a)           Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.  Parent has not received any written notice of unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any written claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

   (b)           Parent is not aware of any unresolved controversies relating to the Taxes or Tax Returns of Parent for which it has received a written notice from any Governmental Authority seeking to conduct an audit or examination of the Tax Returns of the Parent (except for any general audits or examinations routinely performed by such Governmental Authority) or making material claims or assessments with respect to any Taxes for any period. Parent has delivered or made available to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed or asserted against or agreed to by Parent since inception.

   (c)           The Parent’s financial statements reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Parent is neither a party to nor is it bound by any Tax indemnity, Tax sharing or similar agreement pursuant to which the Parent has or will have material liabilities for any Taxes of any other Person. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.29           Foreign Corrupt Practices Act.  Neither Parent, nor to the Parent’s knowledge, any director, officer, key employee, or other person associated with or acting on behalf of Parent, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Parent or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.30           Money Laundering Laws.  To Parent’s knowledge, the operations of Parent are and have been conducted at all times in compliance with all applicable Money Laundering Laws and no Proceeding involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

ARTICLE X
CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME

10.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, each of Parent and the Company agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and its Subsidiaries’ business, in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries’ present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its, and in the case of the Company, its Subsidiaries’ present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and its Subsidiaries, to the end that there shall not be a Material Adverse Effect in its or its Subsidiaries’ ongoing businesses at the Business Combination Effective Time.  Each of Parent and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its or business and the business of its Subsidiaries, and of any event that would have a Material Adverse Effect on Parent or the Company.

10.2           Restrictions on Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, except as expressly contemplated by this Agreement or the Ancillary Agreements, none of Parent or the Company shall do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries, to do, cause or permit any of the following, without the prior written consent of the other:

   (a)           Charter Documents.  Cause or permit any amendments to its Certificate of Incorporation, bylaws, Memorandum and Articles of Association or other equivalent organizational documents, except as contemplated by this Agreement;

   (b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

   (c)           Material Contracts.  Enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract, other than in the ordinary course of business consistent with past practice or upon prior consultation with, and prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the other parties to this Agreement, or specifically in the event of future acquisitions of businesses by the Company, upon prior written consent of the Parent;

   (d)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

   (e)           Intellectual Property.  Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property for use by the Company or any Subsidiary in its business in the ordinary course of business consistent with past practice;

   (f)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

   (g)           Indebtedness.  Except in its ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $250,000 in the aggregate;

   (h)           Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $250,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) with respect to the Parent, the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements;

   (i)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice, that exceeds $250,000 individually or in the aggregate;

   (j)           Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

   (k)           Taxes.  Change any election in respect of Taxes, change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

   (l)           Accounting Policies and Procedures.  Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

   (m)           Other.  Take or agree in writing or otherwise to take, any of the actions described in Sections 10.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE XI
COVENANTS

11.1           Proxy/Prospectus; Special Meeting.

   (a)           No later than December 31, 2008 (“Initial Financial Statement Delivery Date”), the Company shall deliver to the Parent a copy of the (i) audited consolidated financial statements (including any related notes thereto) for the fiscal years ended December 31, 2007 and 2006, (collectively, the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements for the nine month period ended September 30, 2008 (collectively, the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Company Financial Statements”); and such other financial statements of the Company or entities controlled by the Company as shall be necessary to allow Parent to complete the Proxy/Prospectus, which (A) with respect to the Audited Financial Statements, shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) with respect to the Company Financial Statements, shall fairly present in all material respects the financial position of the Company and of its Subsidiaries at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated; and (C) with respect to the Interim Financial Statements, shall show aggregate obligations or liabilities of the Company or its Subsidiaries in accordance with generally accepted accounting principles (other than obligations or liabilities incurred pursuant to the terms of this Agreement); and

   (b)           No later than March 15, 2009 (“Supplemental Financial Statement Delivery Date”), the Company shall deliver to the Parent a copy of the audited financial statements (including any notes related thereto) for the fiscal year ending December 31, 2008 (“2008 Financial Statements”).

   (c)           As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information required in a Registration Statement on Form S-4, containing the Proxy/ Prospectus, Parent shall prepare and file, with the prior review and consent of the Company, with the SEC under the Securities Act, and with all other applicable regulatory bodies, the Registration Statement for the purpose of soliciting proxies from holders of Parent Common Stock to vote at a special meeting of the stockholders of Parent (the “Special Meeting”) in favor of (i) the adoption of this Agreement and the transactions contemplated hereby, and (ii) to adopt an equity incentive plan in the form and size agreed to by the Company and Parent (the “Incentive Plan Proposal”). The board of directors of Parent shall recommend to its stockholders that they vote in favor of the adoption of such matters.  The effectiveness of the Merger, the Conversion and the Share Exchange shall be conditioned upon the approval of each of the steps in the Business Combination.  The approval of the Incentive Plan Proposal shall not be a condition to the consummation of the Merger, the Conversion or the Share Exchange.  The Proxy/Prospectus will be sufficient under the Securities Act for the purpose of soliciting such proxies from holders of Parent Common Stock and registering the Alpha Bermuda Shares to be issued to such holders in the Conversion.  The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and their business required to be set forth in the Proxy/Prospectus.  The Company and its counsel shall be given an opportunity to review and comment on the Proxy/Prospectus prior to its filing with the SEC.  Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable.  Parent shall retain a reputable proxy solicitation firm.  In connection with the Special Meeting, Parent (a) will use commercially reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby , and (b) will apply its commercially reasonable best efforts to comply with all legal requirements applicable to the Special Meeting.

   (d)           Parent will timely provide to the Company all correspondence received from and to be sent to the SEC and inform the Company of any communication with the SEC and will not file any amendment to the filings with the SEC without (i) providing the Company the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of the Company, which consent shall not be unreasonably delayed or withheld.  In addition, Parent will use commercially reasonable efforts to involve the Company and/or its counsel in any negotiations with the SEC relating to Parent’s SEC filings for the purposes of effectuating the transactions contemplated by this Agreement and the Ancillary Agreements.

   (e)           As soon as practicable following the completion of the applicable SEC review process, Parent shall distribute the Proxy/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with Delaware Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Business Combination and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

11.2           Form 8-K.  At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company.  Prior to Closing, Parent and the Company will prepare the press release announcing the consummation of the Merger hereunder (“Press Release”).  Simultaneously with the Closing, Parent shall file and distribute the Press Release.  Within four (4) Business Days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

11.3           Insider Purchases.  The Selling Shareholders agree that they will apply their best efforts and negotiate with Alpha in good faith in order to structure the Selling Shareholders’ purchase of shares of Alpha in an aggregate purchase price of no greater than $22 million, as may be required in order to effect the consummation of the Business Combination (the “Insider Purchase Commitment Amount”) following the initial filing of the Proxy/Prospectus with the SEC (“Insider Purchases”), provided, however, that (i) the purchase price per share is no more than $10.00; (ii) the Insider Purchase Commitment Amount is used solely to purchase Alpha Shares and is not applied to any transaction cost related to such purchase, other than normal brokerage fees; (iii) all material information regarding this Agreement, the Ancillary Agreements, the transactions contemplated hereby, Parent, the Company and their respective Subsidiaries has been disseminated in the market such that the Insider Purchases shall not trigger “insider trading” liabilities under the Exchange Act; (iv) such Insider Purchases and any other financings entered into by the Parent in relation to the Business Combination are conducted in compliance with the Securities Act and the Exchange Act; and (v) such Insider Purchases and such other financings are fully disclosed to the holders of the Alpha Shares pursuant to the requirements of the Securities Act and the Exchange Act and, in any event, before the approval of the Alpha Stockholders contemplated in Section 13.1(b) below.

11.4           Action of Company’s Shareholders.  Until the termination of this Agreement pursuant to Section 16.1 below, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, each Selling Shareholder shall cause the Target Securities held by such Selling Shareholder to be voted (i) in favor of adoption and approval of this Agreement and the transaction contemplated hereby and (ii) against approval of (A) any proposal made in opposition to or in competition with the foregoing, (B) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates, (C) any liquidation or winding up of the Company and (D) any other proposal having the intent of hindering or delaying the consummation of the transactions contemplated hereby.  Until the termination of this Agreement pursuant to Section 16.1 below, each Selling Shareholder agrees not to transfer any Target Securities, unless each transferee to which any of such Target Securities, or any interest in any of such Target Securities, is or may be transferred shall have executed an agreement in form and substance reasonably satisfactory to Parent requiring such transferee to abide by the covenants contained in this Section 11.4 on the same basis as each Selling Shareholder.

11.5           Warrant Exercise.  The Surviving Corporation shall pay to the Selling Shareholders 50% of all proceeds from exercise of the Surviving Corporation’s warrants, up to but no more than $5,000,000 (the “Warrant Exercise Payout”). The Warrant Exercise Payout shall be paid to the Selling Shareholders according to their pro rata share of the Target Securities  immediately prior to the execution of this Agreement and shall be paid within 3 Business Days of receipt of such proceeds.

11.6           Employment Agreements.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, forms of three-year employment agreements, which shall include one-year non-competition clauses and other customary and mutually satisfactory conditions, shall be finalized and agreed to by the Company and Alpha for agreed upon individuals to assume agreed to corporate positions of the Surviving Corporation upon the consummation of the Business Combination (the “Employment Agreements”).

11.7           Registration Rights Agreement.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, the parties will negotiate and finalize a registration rights agreement contemplating the registration of the Alpha Bermuda Shares received by the shareholders of the Company pursuant to the Business Combination (the “Registration Rights Agreement”). As a condition to the closing of the transactions contemplated by this Agreement, Alpha Bermuda and the Selling Shareholders shall enter into the Registration Rights Agreement.

11.8           Voting Agreement.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, the parties will negotiate and finalize a voting agreement contemplating the voting of the shares of Alpha Bermuda owned by the Selling Shareholders and Parent Sponsors after the Business Combination (the “Voting Agreement”).

11.9           Fiscal Year.  Prior to the Business Combination Effective Time, or as soon as practicable thereafter, Parent shall change its fiscal year end to December 31.

11.10         Directors and Officers of Alpha Bermuda.  Immediately after the Business Combination Effective Time, the board of directors of the Alpha Bermuda, shall, unless otherwise mutually agreed by the Parent and the Company, consist of seven (7) directors, including three (3) designees of the Parent (the “Parent Designees”), which shall initially be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, three (3) designees of the Company (the “Company Designees”), which shall initially be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one (1) designee mutually agreed to by the Parent and Company and the officers of Alpha Bermuda, which shall initially be Li Lite.

ARTICLE XII
ADDITIONAL AGREEMENTS

12.1           No Claim Against Trust Account.  The Company and each Selling Shareholder hereby waive all rights against Parent to collect from the Trust Account any moneys that may be owed to the Company or any Selling Shareholder by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which the Company would have the right to collect certain of the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

12.2           Access to Information.

   (a)           Except as prohibited by applicable Law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Business Combination Effective Time to (i) all of such party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request.  Each of Parent and Company agrees to provide to the other and its accountants, counsel and other Representatives copies of internal financial statements promptly upon request.

  (b)           Subject to compliance with applicable Law, from the date hereof until the  Business Combination Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more Representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

   (c)           Each of Parent and Company shall provide the other, and the Company shall cause each of the Subsidiaries to provide Parent and its Representatives reasonable access, during normal business hours during the period prior to the Business Combination Effective Time, to all of such party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party:  (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries, and (v) receipts or other appropriate evidence for any Taxes paid to foreign Tax Authorities.

12.3           Confidential Information; Non-Solicitation or Negotiation.

   (a)           Confidential Information.  Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable Law, (ii) any rule or regulation of any Governmental Authority or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential.  Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party.  In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy.  If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

   (b)           No Solicitation or Negotiation by Company or the Selling Shareholders.  Unless and until this Agreement is terminated, the Company, each officer and director thereof and each of the Selling Shareholders shall not and shall not suffer or permit their directors, officers, stockholders, employees, Representatives, agents, investment bankers, advisors, accountants or attorneys of the Company, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Parent) for an stock purchase, asset acquisition, merger, consolidation or other business combination involving the Company or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, the Company (a “Company Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Company Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Company Alternative Proposal.  The Company and the Selling Shareholders shall notify the Parent of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Company Alternative Proposal), as promptly as practicable, and shall keep the Parent informed of the status and details of any such inquiry, offer or proposal.  The Company and the Selling Shareholders shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

   (c)           No Solicitation or Negotiation by Parent.  The Parent shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Parent to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person:  (i) relating to the acquisition by Parent of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  In addition, Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in the preceding sentence, if applicable.  Parent will promptly (i) notify the Company and the Selling Shareholders if Parent or its affiliates and representatives receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Company and the Selling Shareholders of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

12.4           Disclosure of Certain Matters.  From the date hereof through the Closing Date, Parent shall give the Company and the Selling Shareholders, and Company and the Selling Shareholders shall give Parent, prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent in the first instance, or on the Company in the second instance, or (b) would require any amendment or supplement to the Proxy/Prospectus.

12.5           Regulatory and Other Authorizations; Notices and Consents.  Subject to the rights contained in Section 16.1(c) below, each of Parent and the Company shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other documents to which it is a party and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Governmental Authorities to permit the other party and/or its counsel to participate in the conversation and correspondence with such Governmental Authorities together with Parent or Company counsel, as applicable).

12.6           Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

12.7           Consents; Cooperation. Subject to the rights contained in Section 16.1(c) below:

   (a)           each of Parent, Alpha Arizona and Alpha Bermuda upon the Conversion, shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and Conversion.

   (b)           each of Parent, Alpha Arizona and the Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Share Exchange.  The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts for the assignment thereof in connection with the Business Combination or otherwise.

12.8           Legal Requirements and Further Assurances.  Each of Parent, Alpha Arizona, Alpha Bermuda after the Conversion and the Company will, and will cause their respective subsidiaries to, (i) take all commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, (ii) will take all commercially reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Authority or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement, (iii) use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (iv) at the reasonable request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Company’s and the Selling Shareholder’s obligations under this Section 12.8 is specifically subject to its rights under Section 16.1(c) below and the Company and the Selling Shareholders will not be required to consent to any course of action that contemplates a closing of the Business Combination beyond the date specified in Section 16.1(c), unless otherwise agreed to.

12.9           Estimates, Projections and Forecasts.  Parent acknowledges and agrees that neither the Company nor the Selling Shareholders is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Company, its business, the Chinese soy market or any other matters.  Parent acknowledges and agrees that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent has no claim against the Company or the Selling Shareholders, or anyone else, with respect thereto.

12.10         Transfer Taxes.  All transfer, sales, use, stamp, registration and other such Taxes and all conveyance fees (including any penalty and interest) (collectively, “Transfer Taxes”) incurred in connection with the consummation of the Business Combination shall be borne by the Alpha Parties. All necessary Tax Returns with respect to Transfer Taxes that are required to be filed with any Governmental Authority shall be the sole responsibility of the Alpha Parties, and the Selling Shareholders, if required, shall join in the execution of any such Tax Returns.  The parties shall cooperate with each other in the filing of all Tax Returns with respect to Transfer Taxes with any Governmental Authority in any jurisdiction other than those set forth hereinabove.

ARTICLE XIII
CONDITIONS TO CLOSE

13.1           Conditions Precedent to the Obligation of the Parent to Close

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 13.1(a), (b), (c) and (d)):

   (a)           Approval by Alpha Board.  The Merger shall have been approved by the Alpha Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

   (b)           Approval by Alpha’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable Laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Alpha’s initial public offering voted at the meeting in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Parent and the corresponding corporate formation documents of Alpha Arizona and Alpha Bermuda (together, the “Alpha Constituent Instruments”), and the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with Alpha’s Amended and Restated Articles of Incorporation shall not constitute thirty-five percent (35%) or more of the Common Stock sold in the IPO.

   (c)           Company Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Company and all of the shareholders of the Company.

   (d)           Execution and Non-Repudiation.  All parties to the Ancillary Agreements shall have executed such agreements and none of the parties thereto shall have repudiated or challenged the enforceability of such agreements.

   (e)           Documents.  The following documents to be delivered to the appropriate parties, in a form acceptable to Parent:

     (i)           the Lock-Up Agreements executed by each of the Selling Shareholders;

     (ii)          the Registration Rights Agreement executed by Alpha Bermuda and the Selling Shareholders;

     (iii)         executed Plan of Merger, by and between the Parent and Alpha Arizona;

     (iv)         Certificate of Merger with respect to the Merger to be filed in accordance with Delaware Law as of the Merger Effective Time;

     (v)          executed Articles and Plan of Merger to be filed in accordance with ARS as of the Merger Effective Time;

     (vi)         documents required for the transfer of domicile of Alpha Arizona pursuant to the ARS;

     (vii)        documents required for the issuance of a certificate of registration by way of continuation pursuant to the Companies Act 1981 of Bermuda;

     (viii)       one or more certificates of good standing or equivalent under Singapore Law of the Company and each of the Subsidiaries;

     (ix)          the Employment Agreements;

     (x)           the Voting Agreement;

    (xi)          a legal opinion from each of a law firm authorized to practice law under the Laws of Singapore, reasonably acceptable to Parent, and Dorsey & Whitney LLP, in each case in form and substance acceptable to the Parent; and

    (xii)         such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Selling Shareholders, the Company or its Subsidiaries pursuant to Section 13.1(f), (ii) evidencing the performance by the Company or its Subsidiaries of, or the compliance by the Company or its Subsidiaries with, any covenant or obligation required to be performed or complied with by the Company or its Subsidiaries, (iii) evidencing the satisfaction of any condition referred to in this Section 13.1, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

   (f)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Selling Shareholders and the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) the Company and the Selling Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Business Combination Effective Time.

   (g)          Certificate of Officer.  Parent shall have been provided with a certificate executed on behalf of Company by its Executive Chairman and Chief Executive Officer certifying that the conditions set forth in Section 13.1(f) shall have been fulfilled.

   (h)          Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s or its Subsidiaries’ conduct or operation of the business of Company and its Subsidiaries following the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

   (i)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Alpha Arizona, the Company, Company’s Subsidiaries, the Selling Shareholders, or any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Business Combination Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

   (j)           No Material Adverse Changes.  There shall not have occurred any Material Adverse Effect on the Company.

   (k)          Governmental Approvals.  Company and its Subsidiaries shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the transactions contemplated hereby.

   (l)           2008 Net Income.  The consolidated net income of the Company and its Subsidiaries for the year ending December 31, 2008, as shown on the 2008 Financial Statements, shall have exceeded $11 million.

   (m)          Insider Purchases.  Insider Purchases pursuant to Section 11.3 above shall have been fulfilled.

13.2           Conditions Precedent to the Obligation of the Company to Close.  The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, any of which may be waived, in writing, by Company, with the exception of the conditions set forth in Sections 13.2(a)-(c):

   (a)           Approval by Alpha Board.  The Merger shall have been approved by the Alpha Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.  The issuance of the Initial Equity Payment to the Selling Shareholder shall have been approved by the Alpha Bermuda Board of Directors in accordance with the Alpha Constituent Instruments.

   (b)           Approval by Alpha’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable Laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Alpha’s initial public offering voted at the meeting in accordance with Alpha Constituent Instruments, and the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with the Alpha Constituent Instruments shall not constitute thirty-five percent (35%) or more of the Common Stock sold in the Alpha initial public offering.

   (c)           Company Shareholder Approval.  This Agreement and the Business Combination shall have been approved and adopted by the Company and all of the shareholders of the Company.

   (d)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Alpha Arizona in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent, and Alpha Arizona shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Business Combination Effective Time.

   (e)           Certificate of Officer.  The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 13.2(d) shall have been fulfilled.

   (f)           Secretary’s Certificate.  The Company shall have been provided with a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Amended and Restated Certificate of Incorporation and Bylaws of the Parent and the Articles of Incorporation and Bylaws of Alpha Arizona, (B) the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Parent and Alpha Arizona signing this Agreement and/or any other agreement or instrument contemplated hereby to which Parent, and Alpha Arizona is a party.

   (g)           Execution and Non-Repudiation.  All parties to the Ancillary Agreements shall have executed such agreements and none of the parties thereto shall have repudiated or challenged the enforceability of such agreements.

   (h)           Documents.  The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

     (i)           the Lock-Up Agreements executed by each of the Selling Shareholders;

(ii)           the Registration Rights Agreement executed by Alpha Bermuda and the Selling Shareholders;

(iii)         share certificates evidencing the Alpha Bermuda Shares to be issued to the Selling Shareholders;

(iv)          executed Plan of Merger, by and between the Parent and Alpha Arizona;

(v)           Certificate of Merger with respect to the Merger to be filed in accordance with Delaware Law as of the Effective Time;

(vi)          executed Articles and Plan of Merger to be filed in accordance with ARS as of the Effective Time;

(vii)         documents required for the issuance of a certificate of registration by way of continuation pursuant to the Companies Act 1981 of Bermuda and the documents required to be delivered by Alpha Bermuda under Section 6.2 above.

(viii)        a certificate of good standing of the Parent in the State of Delaware;

(ix)          a certificate of good standing of Alpha Arizona in the State of Arizona;

(x)           a certificate of compliance of Alpha Bermuda from the Bermuda Registrar of Companies;

(xi)          an opinion from Delaware counsel regarding the Parent having the requisite corporate power and authority under Delaware Law to enter into this Agreement and to consummate the transactions contemplated hereby, in form and substance acceptable to the Company;

(xii)         the Voting Agreement;

(xiii)        a legal opinion from each of a law firm authorized to practice law under the Laws of Arizona and the Laws of Bermuda, reasonably acceptable to the Company, and Loeb & Loeb LLP, in each case in reasonable and customary form and substance typical in transactions of the type contemplated by the Agreement; and

(xiv)        such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent and Alpha Arizona pursuant to Section 13.2(d), (ii) evidencing the performance by the Parent and Alpha Arizona of, or the compliance by the Parent and Alpha Arizona with, any covenant or obligation required to be performed or complied with by the Parent and Alpha Arizona, (iii) evidencing the satisfaction of any condition referred to in this Section 13.2, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

   (i)           Closing Cash Requirement.  Alpha Bermuda’s consolidated cash position, less its current liabilities (giving effect to any and all credit facilities available to Alpha Bermuda), immediately after the Closing Date and giving effect to (i) the cash payments contemplated in Section 5.1(a), (ii) any expenses related to the exercise of the redemption rights of the shareholders of Alpha pursuant to Alpha’s Amended and Restated Certificate of Incorporation in relationship to the Business Combination, and (iii) the payment of the brokers’ and finders’ fees referred to in Section 9.18 herein; but excluding the effects of any cash or assets of the Company that became the cash or assets of the Surviving Corporation after the Closing pursuant to the Business Combination; shall be at least $10 million.

   (j)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

   (k)           No Material Adverse Changes.  There shall not have occurred any Material Adverse Effect on Parent and there shall have been no decrease in the amount of funds in the Trust Account from that reflected in Section 9.23, other than permitted deductions as defined under Parent’s Amended and Restated Certificate of Incorporation.

   (l)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Alpha Arizona, the Company, the Company’s Subsidiaries, any Selling Shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

  (m)           Governmental Approvals.  Parent, Alpha Arizona and Alpha Bermuda shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the transactions contemplated hereby.

   (n)           Notice to Trustee.  Parent shall, concurrent with the Closing, deliver to the trustee of the Trust Account instructions to disburse on the Closing Date the monies in the Trust Account in accordance with the documents governing the Trust Account.

   (o)           Resignations.  Effective as of the Closing, the directors and officers of Parent who are not continuing directors and the officers of Alpha Bermuda will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to Alpha Bermuda and the Company, and such resigning directors and officers shall have no claim for employment compensation in any form from Parent except for any reimbursement of outstanding expenses existing as of the date of such resignation.

   (p)           SEC Reports.  Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

   (q)           Alternext Listing.  Parent shall have maintained its status as a company whose common stock is listed on the Alternext and no reason shall exist as to why such status shall not continue immediately following the Closing.

   (r)           SEC Actions.  No formal or informal SEC investigation or Proceeding shall have been initiated by the SEC against either Parent or the Parent Sponsors or any of their officers or directors.

ARTICLE XIV
POST-CLOSING COVENANTS

14.1           D&O Insurance.

   (a)           Alpha Bermuda shall purchase (to the extent available in the market) a tail liability insurance policy, covering those Persons who are currently covered by the Parent’s directors and officers’ liability insurance policy relating to all actions or events prior to the Closing, for the coverage available at a price per annum determined by the Combined Board (the “Tail Coverage Amount”) with coverage in amount and scope at least as favorable to such Persons as the Parent’s existing coverage (or the maximum amount that may be purchased for up to the Tail Coverage Amount), which tail policy shall continue for at least three (3) years following the Closing; provided, however, that Alpha Bermuda shall not be required to pay annual premiums for any such policy in excess of the Tail Coverage Amount and, in the event any future annual premiums for such policy exceeds such amount, Alpha Bermuda will be entitled to reduce the amount of coverage of such policy to the amount of coverage that can be obtained for an annual premium equal to the Tail Coverage Amount.  This Section 14.1(a) and the covenants made hereunder shall survive the Closing and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors and officers of the Parent and their respective heirs and legal representatives.

   (b)           Alpha Bermuda shall purchase (to the extent available in the market) a tail liability insurance policy, covering those Persons who are currently covered by the Company’s directors and officers’ liability insurance policy relating to all actions or events prior to the Closing, for the coverage available at a price of up to the Tail Coverage Amount with coverage in amount and scope at least as favorable to such Persons as the Company’s existing coverage (or the maximum amount that may be purchased for up to the Tail Coverage Amount), which tail policy shall continue for at least three (3) years following the Closing; provided, however, that Alpha Bermuda shall not be required to pay annual premiums for any such policy in excess of the Tail Coverage Amount and, in the event any future annual premiums for such policy exceeds such amount, Alpha Bermuda will be entitled to reduce the amount of coverage of such policy to the amount of coverage that can be obtained for an annual premium equal to the Tail Coverage Amount.  This Section 14.1(b) and the covenants made hereunder shall survive the Closing and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors and officers of the Company and their respective heirs and legal representatives.

14.2       Tax Matters.  The Alpha Parties and the Selling Shareholders shall cooperate fully in the defense of any audit, examination, litigation or other proceeding (each, a “Tax Proceeding”).  Such cooperation shall include, but shall not be limited to, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Alpha Parties and the Selling Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

ARTICLE XV
INDEMNIFICATION; REMEDIES

15.1       Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive for a period of one year following the earlier of the termination of this Agreement or the Business Combination Effective Time, except that any representations and warranties relating to Taxes shall survive until sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

15.2       Indemnification by the Selling Shareholders.

(a)           From the Closing until the expiration of the Survival Period, the Selling Shareholders shall, subject to the terms hereof, indemnify and hold harmless the Surviving Corporation and its subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) from and against any liabilities, losses, claims, damages, fines, penalties, expenses or Taxes (including costs of investigation and defense and reasonable attorneys’ fees incurred in connection with such matters and any action hereunder to enforce the provisions of this Article XV) (collectively, “Damages”) arising, directly or indirectly, from or in connection with:

(i)           any breach of any representation or warranty made by the Company or any Selling Shareholder in this Agreement or in any certificate delivered by the Company or any Selling Shareholder pursuant to this Agreement;

(ii)           any breach by the Company, or the Selling Shareholders, of its covenants or obligations in this Agreement; or

(iii)           the operation of the business of the Company and its Subsidiaries, prior to the  Business Combination Effective Time, other than as disclosed in this Agreement.

(b)           All claims of Company Indemnified Party pursuant to this Section 15.2 shall be entitled to be brought by Steven M. Wasserman or his designee (the “Alpha Designee”) on behalf of the Surviving Corporation and/or any person who was a stockholder of Parent immediately prior to the Closing.

(c)           The Selling Shareholders will indemnify the Company Indemnified Parties for Damages pursuant to Section 15.2(a) only if the aggregate amount of all Damages for which Damages are allowed under Section 15.2(a) exceeds $500,000 (the “Basket Amount”), in which case the Selling Shareholders will be liable only for the amount of Damages exceeding the Basket Amount.

(d)           The maximum obligation of the Selling Shareholders to indemnify the Company Indemnified Parties from and against Damages arising pursuant to Section 15.2(a) of this Agreement shall not exceed $8,000,000 in the aggregate(the “Cap”).

(e)           If the Surviving Corporation has a direct claim for indemnification under Section 15.2(a), the Alpha Designee will deliver, during the Survival Period, to the Selling Shareholders one or more written notices of Damages promptly after discovery of each Damage.  The Selling Shareholders will have no liability under Section 15.2(a) unless the written notices required by the preceding sentence are given during the Survival Period.  Any written notice will state in reasonable detail the basis for such Damages, the nature of such Damages for which indemnification is sought and the amount of Damages claimed.  If the Selling Shareholders notify the Alpha Designee that the Selling Shareholders do not dispute the claim described in such notice or fails to notify the Alpha Designee within 45 Business Days after delivery of such notice by the Alpha Designee whether the Selling Shareholders dispute the claim described in such notice, the Damages in the amount specified in the Alpha Designee’s notice will be admitted by the Selling Shareholders, and the Selling Shareholders will pay the amount of the Damages to the Alpha Designee.  If the Selling Shareholders have timely disputed their liability with respect to such claim, the Selling Shareholders and the Alpha Designee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 60 days after delivery of the Alpha Designee’s notice, either party may seek judicial recourse.  In the event that (i) the Alpha Designee does not deliver to the Selling Shareholders written notice of a claim promptly after its discovery of Damages or (ii) such written notice inaccurately or incompletely describes the basis or nature of the Damages, each as required by this Section 15.2(e), then the Selling Shareholders’ obligation to indemnify the Surviving Corporation pursuant to Section 15.2(a) shall be reduced to the extent the Alpha Designee’s failure to provide prompt, accurate and complete written notice has prejudiced the Selling Shareholders.

(f)           The Selling Shareholders will pay the amount of any Damages to the Alpha Designee within 15 days following the determination of the Selling Shareholders’ liability for and the amount of the Damages (whether such determination is made pursuant to the procedures set forth in this Section 15.2, by agreement between the Selling Shareholders and the Alpha Designee, by arbitration award or by final adjudication).

(g)           The Selling Shareholders shall not be liable to any of the Company Indemnified Parties pursuant to Section 15.2(a) as a result of any action taken by Parent or the Surviving Corporation after the Business Combination Effective Time, or to the extent to which Parent or such Company Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damages with respect to such breach.

15.3       Indemnification by the Surviving Corporation.

(a)           From the Closing until the expiration of the Survival Period, the Surviving Corporation shall, subject to the terms hereof, indemnify and hold harmless the Selling Shareholders and their respective subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party”) from and against any Damages arising, directly or indirectly, from or in connection with:

(i)           any breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement;

(ii)           any breach by Parent of its covenants or obligations in this Agreement; or

(iii)           the operation of the business of Parent and its Subsidiaries, prior to the Business Combination Effective Time, other than as disclosed in this Agreement.

(b)           All claims of the Parent Indemnified Parties pursuant to this Section 15.3 shall be entitled to be brought by Wei Chang Leow or his designee (the “Soya Designee”) on behalf of the Parent Indemnified Party.

(c)           The Surviving Corporation will indemnify the Parent Indemnified Parties for Damages pursuant to Section 15.3(a) only if the aggregate amount of all Damages for which Damages are allowed under Section 15.3(a) exceeds the Basket Amount, in which case the Surviving Corporation will be liable only for the amount of Damages exceeding the Basket Amount.

(d)           The maximum obligation of the Surviving Corporation to indemnify the Parent Indemnified Parties from and against Damages arising pursuant to Section 15.3(a) of this Agreement shall not exceed the Cap.

(e)           If the Parent Indemnified Parties have a direct claim for indemnification under Section 15.3(a), the Soya Designee will deliver, during the Survival Period, to the Surviving Corporation, one or more written notices of Damages promptly after discovery of each Damage.  The Surviving Corporation will not have any liability under Section 15.3(a) unless the written notices required by the preceding sentence are given during the Survival Period.  Any written notice will state in reasonable detail the basis for such Damages, the nature of such Damages for which indemnification is sought and the amount of Damages claimed.  If the Surviving Corporation notifies the Soya Designee that the Surviving Corporation does not dispute the claim described in such notice or fails to notify the Soya Designee within 45 Business Days after delivery of such notice by the Soya Designee whether the Surviving Corporation disputes the claim described in such notice, the Damages in the amount specified in the Soya Designee’s notice will be admitted by the Surviving Corporation and the Surviving Corporation will pay the amount of the Damages to the Soya Designee.  If the Surviving Corporation has timely disputed its liability with respect to such claim, Surviving Corporation and the Soya Designee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 60 days after delivery of the Soya Designee’s notice, any party may seek judicial recourse.  In the event that (i) the Soya Designee does not deliver to the Surviving Corporation written notice of a claim promptly after its discovery of Damages or (ii) such written notice inaccurately or incompletely describes the basis or nature of the Damages, each as required by this Section 15.3(e), then the Surviving Corporation’s obligation to indemnify the Parent Indemnified Parties pursuant to Section 15.3(a) shall be reduced to the extent the Soya Designee’s failure to provide prompt, accurate and complete written notice has prejudiced the Surviving Corporation.

(f)           The Surviving Corporation will pay the amount of any Damages to the Soya Designee within 15 days following the determination of the Surviving Corporation’s liability for and the amount of the Damages (whether such determination is made pursuant to the procedures set forth in this Section 15.3, by agreement between the Surviving Corporation and the Soya Designee, by arbitration award or by final adjudication).

(g)           The Surviving Corporation shall not be liable to any of the Parent Indemnified Parties pursuant to Section 15.3(a) as a result of any action taken by Alpha Arizona after the business Combination Effective Time, or to the extent to which such Parent Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damages with respect to such breach.

15.4       Third Party Action.

(a)           From the Closing until the expiration of the Survival Period, the Selling Shareholders and the Surviving Corporation, as applicable (the “Indemnifying Party”), will indemnify, defend and hold harmless the Company Indemnified Parties and the Parent Indemnified Parties, as applicable (collectively, the “Indemnified Parties”), against any Damages arising from any litigation instituted by any third party with respect to any Damages arising pursuant to Section 15.2(a) or 15.3(a), as applicable (any such third party action or proceeding being referred to as a “Third Party Action”).  An Indemnified Party will give the Indemnifying Party prompt written notice of the commencement of a Third Party Action.  The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such written notice.  In the event that (i) a Indemnified Party does not deliver to the Indemnifying Party prompt written notice of a Third Party Claim promptly after commencement or (ii) fails to attach the entire complaint or all of the other papers pursuant to which the third party commenced such Third Party Action, each as required by this Section 15.4(a), then the Indemnifying Party’s obligation to indemnify the Indemnified Party pursuant to this Section 15.4(a) shall be reduced to the extent the Indemnified Party’s failure to provide prompt, accurate and complete written notice has prejudiced the Indemnifying Party.

(b)           The Indemnifying Party will be entitled to contest and defend such Third Party Action on behalf of any Indemnified Party.  Notice of the intention to so contest and defend will be given by the Indemnifying Party to the requesting Indemnified Party within 20 Business Days after the Indemnified Party’s notice of such Third Party Action (but, in all events, at least five Business Days prior to the date that a response to such Third Party Action is due to be filed).  Such contest and defense will be conducted by reputable attorneys retained by the Indemnifying Party.  An Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  An Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action.

(c)           Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld.

ARTICLE XVI
TERMINATION, AMENDMENT AND WAIVER

16.1       Termination.  At any time prior to the Business Combination Effective Time, whether before or after approval of the matters presented in connection with the Business Combination by the stockholders of Company, this Agreement may be terminated:

(a)           by mutual written consent of Parent and Company;

(b)           by either Parent or Company, if, at the Alpha Stockholders Meeting (including any adjournments thereof), (i) the Merger shall fail to be approved by a majority of the outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL, and/or (ii) this Agreement and the Share Exchange contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares of Common Stock sold in the IPO voted at the meeting in accordance with Alpha Constituent Instruments, or (iii) the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with the Alpha Constituent Instruments shall constitute thirty-five percent (35%) or more of the Common Stock sold in the IPO;

(c)           by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before March 28, 2009, or such later date as may be agreed upon in writing by the parties hereto. For the avoidance of doubt, the Company and the Selling Shareholders may terminate this Agreement on March 28, 2009 and will not be required to consent to any course of action that contemplates a closing of the Business Combination beyond March 28, 2009;

(d)           by Parent, if the Company or any Selling Shareholders breaches any of its representations, warranties or obligations hereunder to an extent that would cause any of the conditions set forth in Section 13.1(f) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by Company or any Selling Shareholders of written notice of such breach (and Parent is not in material breach of any of its representations and warranties or covenants hereunder, which breach is not cured);

(e)           by Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 13.2(d) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by Parent of written notice of such breach (and the Company is not in material breach of any of its representations and warranties or covenants hereunder, which breach is not cured); or

(f)           by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Business Combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

16.2       Effect of Termination.  In the event of termination of this Agreement as provided in Section 16.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, the Selling Shareholders, or their respective officers, directors, stockholders or affiliates, except to the extent otherwise provided; provided that, the provisions of Section 12.3 (Confidentiality), Section 16.3 (Expenses and Termination Fees) and this Section 16.2, and Article XVII, shall remain in full force and effect and survive any termination of this Agreement.  Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

16.3       Expenses and Termination Fees.

(a)           Subject to subsection (b) of this Section 16.3, whether or not the Business Combination is consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b)           In the event this Agreement is terminated by the Parent pursuant to subsection (d) of Section 16.1 and such breach of representations and warranties or covenants resulted in the failure of any of the conditions set forth in Sections 13.1(c), (f), (h), (i), and (k), in all cases pursuant to the willful breach or misconduct of the Company or the Selling Shareholders, then, the Company shall immediately upon notice thereof pay to the Parent a one-time termination fee of U.S.$2.5 million in addition to reimbursing the Parent for all reasonable out-of-pocket fees and expenses incurred by Parent in connection with entering into and the transactions contemplated by this Agreement. (“Termination Fee”).

16.4       Amendment.  The Boards of Directors of the Parent and the Company and the Selling Shareholders, may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Parent Common Stock (except with the consent of the holders of a majority of Parent Common Stock) or the Target Securities (except with the consent of the holders of majority of the Target Securities), (ii) alter or change any term of the Memorandum of Continuance or By-laws of Alpha Bermuda, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Securities.

16.5       Extension; Waiver.  At any time prior to the Business Combination Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XVII
GENERAL PROVISIONS

17.1       No Fractional Shares.  No fractional shares of Alpha Arizona Securities shall be issued in connection with the Merger and no fractional shares of Alpha Bermuda Securities shall be issued in connection with the Conversion.  No certificates or scrip for any such fractional shares shall be issued.  Any shareholder of Alpha Securities who would otherwise be entitled to receive a fraction of a share of Alpha Arizona Securities and/or Alpha Bermuda Securities (after aggregating all fractional shares of Alpha Arizona Securities and/or Alpha Bermuda Securities issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Alpha Bermuda Securities on Alternext, or such other public trading market on which Alpha Bermuda Securities may be trading at such time, at the Conversion Effective Time.

17.2       Lost, Stolen or Destroyed Certificates.  In the event any certificates representing the Alpha Securities shall have been lost, stolen or destroyed, Alpha Bermuda shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of Alpha Bermuda Securities, as may be required; provided, however, that Alpha Bermuda may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Alpha Bermuda with respect to the certificates alleged to have been lost, stolen or destroyed.

17.3       Withholding Rights.  Alpha Bermuda shall be entitled to deduct and withhold from the number of shares of Alpha Bermuda Securities or cash otherwise deliverable under this Agreement, such amounts as Alpha Bermuda reasonably determines are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law.  To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the Person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the Alpha Bermuda Securities or cash in respect of which such deduction and withholding was made by Alpha Bermuda.  Notwithstanding the foregoing, Alpha Bermuda, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to Alpha Bermuda prior to the issuance of the Alpha Bermuda Securities pursuant hereto.

17.4       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)          if to Parent, to:

Alpha Security Group Corporation
328 West 77th Street
New York, New York
Attention:  Steven Wasserman, Chief Executive Officer and President

with a copy (which shall not constitute notice to Parent) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention:  Mitchell S. Nussbaum, Esq.
Facsimile No.:  (212) 407-4000
Telephone No.:  (212) 407-4990

(b)          if to the Company or the Selling Shareholders, to:
Soya China Pte. Ltd.
50 Raffles Place #11-05A
Singapore Land Tower
Singapore 048623
Attention: Leow Wei Chang, Chief Financial Officer

with a copy (which shall not constitute notice to the Company) to:

Dorsey & Whitney LLP
Suite 3008, One Pacific Place
88 Queensway
Hong Kong
Attention: Liza Mark, Esq.
Facsimile No.: (852) 2524-3000
Telephone No.: (852) 2526-5000

17.5       Interpretation/Definitions.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

For the purposes of this Agreement, the following terms shall have the following definitions:

“2008 Financial Statements” shall have the meaning set forth in Section 11.1(b) of the Agreement.

“Actual Deferred Stock Payment Statement” shall have the meaning set forth in Section 5.3(h)(i) of the Agreement.

“Adjusted Net Income” shall have the meaning set forth in Section 5.2 of the Agreement.

“Agreement” shall have the meaning set forth in the preamble to the Agreement.

“Alpha” shall have the meaning set forth in the preamble to the Agreement.

“Alpha Arizona” shall have the meaning set forth in the preamble to the Agreement.

“Alpha Arizona Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Arizona Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Arizona Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alpha Constituent Instruments” shall have the meaning set forth in Section 13.1(b) of the Agreement.

“Alpha Designee” shall have the meaning set forth in Section 15.2(b) of the Agreement.

“Alpha Parties” shall have the meaning set forth in the background to the Agreement.

“Alpha Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alternate Accounting Firm” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Alternext” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Ancillary Agreements” means the Lock-Up Agreements, the Employment Agreements, the Registration Rights Agreement and the Voting Agreement.

“ARS” has the meaning set forth in the background to the Agreement.

“Articles of Merger” shall have the meaning set forth in Section 1.2 of the Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Auditor” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Basket Amount” shall have the meaning set forth in Section 15.2(c) of the Agreement.

“Business Combination” shall have the meaning set forth in Section 6.1.

“Business Combination Effective Time” shall have the meaning set forth in Section 6.1 of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in the United States and Hong Kong.

“Cap” shall have the meaning set forth in Section 15.2(d) of the Agreement.

“Certificate of Merger” shall have the meaning set forth in the Section 1.2 of the Agreement.

“Certificates” shall have the meaning set forth in Section 4.3(a) of the Agreement.

“Closing Date” shall have the meaning set forth in Section 6.1 of the Agreement.

“Closing” shall have the meaning set forth in Section 6.1 of the Agreement.

“Code” shall have the meaning set forth in Section 8.16(e) of this Agreement.

“Combined Board” shall have the meaning set forth in Section 3.6 of the Agreement.

“Common Stock” shall have the meaning set forth in the background to the Agreement.

“Company” shall have the meaning set forth in the preamble to the Agreement.

“Company Alternative Proposal” shall have the meaning set forth in Section 12.3(b) of the Agreement.

“Company Authorizations” shall have the meaning set forth in Section 8.13 of the Agreement.

“Company Balance Sheet Date” shall have the meaning set forth in Section 8.9 of the Agreement.

“Company Designees” shall have the meaning set forth in Section 11.10 of the Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Article VIII of the Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Company Indemnified Party” shall have the meaning set forth in Section 15.2(a) of the Agreement.

“Company Intellectual Property” shall have the meaning set forth in Section 8.15 of the Agreement.

“Conversion Effective Time” shall have the meaning set forth in Section 2.2 of the Agreement.

“Conversion” shall have the meaning set forth in the background to the Agreement.

“Damages” shall have the meaning set forth in Section 15.2(a) of the Agreement.

“Deferred Stock Payments” shall have the meaning set forth in Section 5.3 of the Agreement.

“DGCL” shall have the meaning set forth in the background to the Agreement.

“Disposition” shall have the meaning set forth in Section 7.12 of the Agreement.

“Employment Agreements” shall have the meaning set forth in Section 11.6 of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to:

(A)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(B)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(C)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(D)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(E)           protecting resources, species, or ecological amenities;

(F)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(G)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agreement” shall have the meaning set forth in Section 5.2 of the Agreement.

“Escrowed Shares” shall have the meaning set forth in Section 5.2 of the Agreement.

“Exchange Act” shall have the meaning set forth in Section 5.2 of the Agreement.

“Governmental Authority” shall have the meaning set forth in Section 8.6 of the Agreement.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Incentive Plan Proposal” shall have the meaning set forth in Section 11.1(c) of the Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Initial Equity Payment” shall have the meaning set forth in Section 5.1(a) of the Agreement.

“Insider Purchases” shall have the meaning set forth in Section 11.3 of the Agreement.

“Insider Purchase Commitment Amount” shall have the meaning set forth in Section 11.3 of the Agreement.

“Insider Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Interim Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Initial Financial Statement Delivery Date” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“IPO” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Key Operating Agreement” shall have the meaning set forth in Section 8.1(b) of the Agreement.

“Knowledge Persons” shall have the meaning set forth in Article VIII of the Agreement.

“knowledge” shall have the meaning set forth in Article VIII of the Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Alpha Securities are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting interests, shareholder agreements and other encumbrances.

“Lock-Up Agreement” shall have the meaning set forth in Section 7.12 of the Agreement.

“Material Adverse Effect” shall have the meaning set forth in Article VIII of the Agreement.

“Material Company Contract” shall have the meaning set forth in Section 8.21(a) of the Agreement.

“Merger” shall have the meaning set forth in the background to the Agreement.

“Merger Effective Time” shall have the meaning set forth in Section 1.2 of the Agreement.

“Merger Form 8-K” shall have the meaning set forth in Section 11.2 of the Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 8.24 of the Agreement.

“Objection Notice” shall have the meaning set forth in Section 5.3(b)(ii) of the Agreement.

“Objection Period” shall have the meaning set forth in Section 5.3(b)(ii) of the Agreement.

“Parent” shall have the meaning set forth in the preamble to the Agreement.

“Parent Balance Sheet” shall have the meaning set forth in Section 9.9 of the Agreement.

“Parent Balance Sheet Date” shall have the meaning set forth in Section 9.8 of the Agreement.

“Parent Board” means the board of directors of the Parent prior to the Merger.

“Parent Designees” shall have the meaning set forth in Section 11.10 of the Agreement.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IX of the Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 9.6 of the Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 15.3(a) of the Agreement.

“Parent Material Contract” shall have the meaning set forth in Section 9.27(a) of the Agreement.

“Parent SEC Documents” shall have the meaning set forth in Section 9.6 of the Agreement.

“Parent Sponsors” means Steven M. Wasserman.

“Parent Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Percentage Allocation” shall have the meaning set forth in Section 5.3(a) of the Agreement.

“Person” or “person” means an individual, partnership, operation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC” means the People’s Republic of China.

“Press Release” shall have the meaning set forth in Section 11.2 of the Agreement.

“Proceeding” shall have the meaning set forth in Section 8.11 of the Agreement.

“Proposed Deferred Stock Payment Statement” shall have the meaning set forth in Section 5.3(h)(i) of the Agreement.

“Proxy/Prospectus” shall have the meaning set forth in Section 9.5 of the Agreement.

“Registration Rights Agreement” shall have the meaning set forth in Section 11.7 of the Agreement.

“Representatives” shall have the meaning set forth in Section 12.2(a) of the Agreement.

“Reviewing Party” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Sale of the Business” shall have the meaning set forth in Section 5.3(i) of the Agreement.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 9.7 of the Agreement.

“SEC” shall have the meaning set forth in Section 7.12 of the Agreement.

“Securities Act” shall have the meaning set forth in Section 7.7 of the Agreement.

“Selling Shareholder” or “Selling Shareholders” shall have the meaning set forth in the preamble to the Agreement.

“Selling Shareholders’ Required Approvals” shall have the meaning set forth in Section 7.5 of the Agreement.

“Share Exchange” shall have the meaning set forth in the background to the Agreement.

“Soya Designee” shall have the meaning set forth in Section 15.3(b) of the Agreement.

“Special Meeting” shall have the meaning set forth in Section 11.1(c) of the Agreement.

“Subsidiaries” shall have the meaning set forth in Section 8.1(a) of the Agreement.

“Supplemental Financial Statement Delivery Date” shall have the meaning set forth in Section 11.1(b) of the Agreement.

“Survival Period” shall have the meaning set forth in Section 15.1 of the Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 of the Agreement.

“Tail Coverage Amount” shall have the meaning set forth in Section 14.1 of the Agreement.

“Target” shall have the meaning set forth in the preamble to the Agreement.

“Target Balance Sheet” shall have the meaning set forth in Section 8.7(c) of the Agreement.

“Target Financial Statements” shall have the meaning set forth in Section 8.7(a) of the Agreement.

“Target Securities” shall have the meaning set forth in the background to the Agreement.

“Tax” or Taxes” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Tax Authority” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Tax Proceeding” shall have the meaning set forth in Section 14.2 of the Agreement.

“Tax Return” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Taxable” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Termination Fee” shall have the meaning set forth in Section 16.3(b) of the Agreement.

“Third Party Action” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Thresholds” shall have the meaning set forth in Section 5.2 of the Agreement.

“Transactions” shall have the meaning set forth in Section 6.1 of the Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 12.10 of the Agreement.

“Trust Account” shall have the meaning set forth in Section 9.23 of the Agreement.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Underwriter Option” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Voting Agreement” shall have the meaning set forth in Section 11.8 of the Agreement.

“Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Warrant Exercise Payout” shall have the meaning set forth in Section 11.5 of the Agreement.

17.6       Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

17.7       Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein; and (c) shall not be assigned, except by operation of law as a result of the Merger, pursuant to Article I and the Business Combination pursuant to Article II or as otherwise specifically provided.  Notwithstanding the foregoing, Parent shall have the right, without the consent of any other party, to assign its rights to receive the Termination Fee hereunder to some or all of the persons that, as of the date hereof, are holders of the Insider Warrants.  No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force or effect.

17.8       Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17.9       Remedies Cumulative; Specific Performance.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)           It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

17.10     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

17.11     Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement And Plan Of Merger, Conversion And Share Exchange to be executed and delivered by their respective officers, and individually, as applicable, thereunto duly authorized, all as of the date first written above.

ALPHA SECURITY GROUP CORPORATION

By:	/s/ Steven M. Wasserman
Name: Steven M. Wasserman Title: President

ALPHA ARIZONA CORP.

By:	/s/ Steven M. Wasserman
Name: Steven M. Wasserman Title: President

SOYA CHINA PTE LTD.

By:	/s/ Zhao Guangchun
Name: Zhao Guangchun Title: Chairman

SELLING SHAREHOLDERS Splendid International Holdings Pte. Ltd.

By:	/s/ Zhao Guangchun
Name: Zhao Guangchun Title: Director

Bright Strong Investments Limited

By:	/s/ Zhao Benxi
Name: Zhao Benxi Title: Director

Special Result Limited (BVI)

By:	/s/ Edmund Tan
Name: Edmund Tan
Title: Director